UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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USA TRUCK, INC.
(Name of Registrant as Specified In Its Charter)

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USA TRUCK, INC.
3200 Industrial Park Road
Van Buren, Arkansas 72956

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 7, 2015

To the Stockholders of USA Truck, Inc.:

    Notice is hereby given that the Annual Meeting of Stockholders ("Annual Meeting") of USA Truck, Inc. (the "Company," "we," "us," or "our") will be held at our corporate offices at 3200 Industrial Park Road, Van Buren, Arkansas 72956, on Thursday, May 7, 2015, at 10:00 a.m., local time, for the following purposes:

    1.    To elect three (3) Class II directors for a term expiring at the 2018 Annual Meeting.

    2.    Advisory approval of the Company's executive compensation.

    Only holders of record of our common stock at the close of business on March 13, 2015, are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

    The Company’s Proxy Statement is submitted herewith.  The Annual Report for the year ended December 31, 2014, is being mailed to stockholders contemporaneously with the mailing of this Notice and Proxy Statement.  Except to the extent it is incorporated by specific reference, the enclosed copy of our 2014 Annual Report is not incorporated into this Proxy Statement and is not deemed to be a part of the proxy solicitation material.

Important Notice Regarding the Availability of Proxy Materials for the Meeting of Stockholders to Be Held on May 7, 2015

    We have elected to provide access to our proxy materials both by: (i) sending you this full set of proxy materials, including a proxy card; and, (ii) notifying you of the availability of our proxy materials on the Internet.  This Notice of Meeting, Proxy Statement, and our Annual Report to Stockholders for the fiscal year ended December 31, 2014, are available online and may be accessed at http://www.cstproxy.com/usa-truck/2015.  We do not use "cookies" or other software that identifies visitors accessing these materials on this website.  We encourage you to access and review all of the important information contained in the proxy materials before voting.

By Order of the Board of Directors
David F. Marano
Secretary
Van Buren, Arkansas
April 10, 2015

YOUR VOTE IS IMPORTANT.

TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO PROMPTLY DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.  YOU MAY ALSO VOTE ON THE INTERNET BY FOLLOWING THE ELECTRONIC VOTING INSTRUCTIONS FOUND ON THE PROXY CARD YOU RECEIVE OR BY TELEPHONE USING A TOUCH-TONE TELEPHONE AND CALLING THE NUMBER CONTAINED ON THE PROXY CARD YOU RECEIVE.  RETURNING YOUR PROXY NOW WILL NOT INTERFERE WITH YOUR RIGHT TO ATTEND THE ANNUAL MEETING OR TO VOTE YOUR SHARES PERSONALLY AT THE ANNUAL MEETING, IF YOU WISH TO DO SO. THE PROMPT RETURN OF YOUR PROXY MAY SAVE US ADDITIONAL EXPENSES OF SOLICITATION.

USA TRUCK, INC.
3200 Industrial Park Road
Van Buren, Arkansas 72956

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
To be held on May 7, 2015

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of USA Truck, Inc., a Delaware corporation (the "Company," "USA Truck," "we," "our" or "us"), for use at the Annual Meeting of Stockholders of the Company to be held at the time and place and for the purposes set forth in the foregoing notice.  Our mailing address is 3200 Industrial Park Road, Van Buren, Arkansas 72956, and our telephone number is (479) 471-2500.

The cost of soliciting proxies will be borne by the Company.  In addition to solicitation by mail, certain of our officers and employees, who will receive no special compensation therefor, may solicit proxies in person or by telephone, telegraph, facsimile or other means.  We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our common stock.

The approximate date on which this Proxy Statement and the accompanying proxy are first being mailed to stockholders is April 10, 2015.

REVOCABILITY OF PROXY

Any stockholder executing a proxy retains the right to revoke it at any time prior to exercise at the Annual Meeting.  A proxy may be revoked by delivery of written notice of revocation to David F. Marano, Secretary of the Company, by execution and delivery to the Company of a later proxy or by voting the shares in person at the Annual Meeting.  If not revoked, all shares represented at the Annual Meeting by properly executed proxies will be voted as directed therein.  If no direction is given, such shares will be voted for election of all nominees for director, for approval, in an advisory and non-binding vote, of the compensation of our Named Executive Officers, and at the discretion of the person(s) named as proxy(ies) therein on any other matters that may properly come before the Annual Meeting or any adjournments thereof.

OUTSTANDING STOCK AND VOTING RIGHTS

The Board of Directors has fixed the close of business on March 13, 2015, as the record date for determining the stockholders having the right to notice of, and to vote at, the Annual Meeting.  As of the record date, March 13, 2015, 10,627,038 shares of common stock were outstanding and entitled to vote at the meeting.  Each stockholder will be entitled to one vote for each share of common stock owned of record on the record date.  The stock transfer books of the Company will not be closed.  Stockholders are not entitled to cumulative voting with respect to the election of directors.  The holders of a majority of the outstanding shares of common stock entitled to vote, present in person or represented by proxy, are necessary to constitute a quorum.

REQUIRED AFFIRMATIVE VOTE AND VOTING PROCEDURES

Our bylaws provide that the nominees who receive a plurality of the votes cast by stockholders present or represented by proxy at an Annual Meeting, and entitled to vote on the election of directors, will be elected as directors of the Company.  Thus, any abstentions or broker non-votes will have no effect on the election of directors.  However, at any stockholder meeting at which a director is subject to an uncontested election, any nominee for director who receives a greater number of votes "withheld" from or voted "against" his or her nomination than are voted "for" such election, excluding abstentions, shall promptly tender his or her resignation for consideration by the Nominating and Corporate Governance Committee.  See "Nominating and Corporate Governance Committee—Additional Corporate Governance Policies" for additional information regarding our majority vote policy.  Approval of any other matter submitted to stockholders each requires the affirmative vote of a majority of votes cast by stockholders entitled to vote and represented in person or by proxy at the Annual Meeting.  Abstentions and broker non-votes will not be counted for purposes of determining the number of votes cast with respect to a proposed corporate action.  Accordingly, abstentions and broker non-votes will have no effect on the approval of any other matter submitted to stockholders.

If you are a holder of record of our common stock, you may vote your shares either (i) over the telephone by calling a toll-free number, (ii) by using the Internet, or (iii) by mailing your proxy card.  Owners who hold their shares in street name will need to obtain a voting instruction form from the institution that holds their stock and must follow the voting instructions given by that institution.

The above-mentioned telephone and Internet-voting procedures have been designed to authenticate your identity, to allow you to give instructions, and to confirm that those instructions have been recorded properly.  If you choose to vote by telephone or by using the Internet, please refer to the specific instructions on the proxy card.  If you wish to vote using the proxy card, complete, sign and date your proxy card and return it to us before the meeting.

PROPOSAL ONE:  ELECTION OF DIRECTORS

Our Restated and Amended Certificate of Incorporation provides that there shall be eight directors, subject to increases or decreases in such number by vote of the Board of Directors in accordance with the bylaws, classified into three classes, and that members of the three classes shall be elected to staggered terms of three years each.  In accordance with the current bylaws, the number of directors constituting the entire Board has been increased to ten.  The Board presently consists of ten persons.

The current term of office of the three Class II directors will expire at the 2015 Annual Meeting and those directors have been nominated for re-election at the meeting for a term expiring at the 2018 Annual Meeting:

Class II Term Expiring 2018 Gary R. Enzor Vadim Perelman Thomas M. Glaser

Proxies may not be voted at the 2015 Annual Meeting for more than three nominees for election as directors.  Each of the nominees has consented to serve if elected and, if elected, will serve until the 2018 Annual Meeting or until his successor is duly elected and qualified.

Class III and Class I directors are currently serving terms expiring in 2016 and 2017, respectively.  Class III directors are Robert A. Peiser, Robert E. Creager, Richard B. Beauchamp, and Alexander D. Greene.  Class I directors are John M. Simone, William H. Hanna, and James D. Simpson, III.

All duly submitted and unrevoked proxies will be voted FOR the nominees listed above, unless otherwise instructed.  It is expected that the nominees will be available for election, but if for any unforeseen reason any nominee should decline or be unavailable for election, the persons designated as proxies will have full discretionary authority to vote for another person designated by the Nominating and Corporate Governance Committee.

Vote Required for Approval

Assuming the presence of a quorum at the Annual Meeting, the nominees who receive a plurality of the votes cast by stockholders present or represented by proxy at the Annual Meeting, and entitled to vote on the election of directors, will be elected as directors.  Any director subject to an uncontested election who is elected by a plurality and receives a greater number of votes "withheld" from or voted "against" his or her nomination than are voted "for" such election (excluding abstentions) shall be subject to the majority vote policy described under "Corporate Governance – The Board of Directors and Its Committees – Committees of the Board of Directors – Nominating and Corporate Governance Committee—Additional Corporate Governance Policies."

Class II Director Nominees

Gary R. Enzor.  Mr. Enzor, 52, has served as a director since September 2014.  He is Chairman and Chief Executive Officer of Quality Distribution, Inc., a chemical bulk logistics services provider.  Mr. Enzor has served as Chairman of Quality Distribution, Inc., since August 2013, has served as Chief Executive Officer since June 2007, and as President since November 2005.  Mr. Enzor joined Quality Distribution, Inc. in December 2004 as Executive Vice President and Chief Operating Officer, prior to which, Mr. Enzor served as Executive Vice President and Chief Financial Officer of Swift Transportation Company since August 2002.  Before joining Swift Transportation Company, Mr. Enzor held executive positions with Honeywell, Dell Computer and AlliedSignal, Inc. (now Honeywell International, Inc.).  We believe Mr. Enzor’s considerable experience in and thorough knowledge of the industry qualifies him to serve as a member of our Board of Directors.  Mr. Enzor is a nominee for director pursuant to the Cooperation Agreement dated February 25, 2015, among the Company, Baker Street Capital Management, LLC, and certain affiliates and the Cooperation Agreement dated February 25, 2015, among the Company, Stone House Capital Management, LLC, and certain affiliates.

Vadim Perelman.  Mr. Perelman, 32, has served as a director since May 2014.  Mr. Perelman is the founder and has served as the Managing Member and Chief Investment Officer of Baker Street Capital Management, LLC, the investment manager of Baker Street Capital, L.P. ("BSC LP"), a private investment partnership, since its inception in 2009.  He also serves as the Managing Member of Baker Street Capital GP, LLC, which serves as the general partner of BSC LP.  From August 2007 to September 2009, Mr. Perelman worked as a senior analyst at Force Capital Management, a fundamental value-focused investment fund, where he was responsible for investment idea generation and due diligence across the consumer, industrial and financial sectors.  Mr. Perelman served as a director of Xyratex Ltd., a leading provider of data storage technology, from April 2013 until its merger with

Seagate Technology plc in March 2014.  Mr. Perelman also served as a director of Unilens Vision Inc., a licensor, manufacturer and distributor of optical lens products, from April 2011 to October 2013, where he also served as a member of the Audit Committee.  Mr. Perelman also served as a director of Tix Corporation, a leading provider of discount ticketing services, from July 2011 to December 2013.  Mr. Perelman received his B.A. in Economics and Computer Science from the University of California, Berkeley.  We believe Mr. Perelman’s significant investing and capital markets experience qualifies him to serve on our Board of Directors.  Mr. Perelman was originally appointed to our Board of Directors pursuant to the Cooperation Agreement dated May 22, 2014, among the Company, Baker Street Capital Management, LLC and certain affiliates and Stone House Capital Management, LLC and certain affiliates.  Mr. Perelman is a nominee for director pursuant to the Cooperation Agreement dated February 25, 2015, among the Company, Baker Street Capital Management, LLC, and certain affiliates and the Cooperation Agreement dated February 25, 2015, among the Company, Stone House Capital Management, LLC, and certain affiliates.

Thomas M. Glaser.  Mr. Glaser, 65, has served as a director since May 2014. Mr. Glaser has worked as an independent consultant to the truckload industry since 2010, and served as our interim Chief Operating Officer from January 2013 to June 2013.  Mr. Glaser served as President and Chief Executive Officer of Arnold Transportation Services, Inc., a dry van freight services provider, from January 2008 to March 2010, as well as a board member of Priority Transportation, Inc., from February 2008 to June 2010.  Previously, Mr. Glaser held several positions at Celadon Group, Inc., from April 2001 to August 2007, most recently serving as President and Chief Operating Officer.  We believe Mr. Glaser’s considerable experience as a senior executive in the transportation industry qualifies him to serve as a member of our Board of Directors.  Mr. Glaser was originally appointed to our Board of Directors pursuant to the Cooperation Agreement dated May 22, 2014, among the Company, Baker Street Capital Management, LLC and certain affiliates and Stone House Capital Management LLC and certain affiliates.  Mr. Glaser is a nominee for director pursuant to the Cooperation Agreement dated February 25, 2015, among the Company, Baker Street Capital Management, LLC, and certain affiliates and the Cooperation Agreement dated February 25, 2015, among the Company, Stone House Capital Management, LLC, and certain affiliates.

The Board recommends that the stockholders vote "FOR" the election of the three nominees named above.

CONTINUING DIRECTORS

Class III Directors

Robert A. Peiser. Mr. Peiser, 66, has served as a director since February 2012.  Mr. Peiser was appointed Vice Chairman of the Board in August 2012 and Chairman of the Board in November 2012.  He is engaged in active service on public as well as private corporate and not-for-profit boards.  Mr. Peiser has also served on the Board of Standard Register Company, since October 2013.  Previous public board service includes Primary Energy Recycling Corp. (June 2013 to December 2014); Team Industrial Services, Inc. (July 2007 to September 2012); Solutia, Inc. (February 2008 to July 2012); and Signature Group Holdings, Inc. (June 2010 to May 2011).  From 2008 to May 2010, Mr. Peiser served as the Chief Executive Officer and Chairman of the Board of Omniflight Helicopters, Inc., an air medical services provider.  Previously, Mr. Peiser served as President, CEO and a director of Imperial Sugar Company, a refiner and marketer of sugar products, from April 2002 through January 2008.  We believe Mr. Peiser’s qualifications to serve on our Board of Directors include his broad-based executive, director and management experience with companies in transition in a variety of domestic and international industries.  He is also the immediate past Chairman of the Texas TriCities Chapter of the National Association of Corporate Directors ("NACD").  We believe his work with the NACD contributes to his being a valuable resource to our Board in the area of corporate governance best practices.

Robert E. Creager.  Mr. Creager, 66, has served as a director since November 2012.  Mr. Creager has chaired the Audit Committee since 2014, has been designated as our audit committee financial expert within the meaning of Item 407(d)(5)(ii) of Regulation S-K and meets the financial sophistication requirements set forth in Rule 5605(c)(2)(A) of The NASDAQ Stock Market’s listing standards.  Mr. Creager is a certified public accountant and has 38 years of public accounting and industry experience.  Mr. Creager also serves as the Chairman of the Audit Committee of Mattress Firm Holding Corp., a publicly held mattress retailer, and as Chairman of the Audit Committee of Houston International Insurance Group, a property and casualty insurer, and is the current Treasurer and a Director of the Texas TriCities Chapter of the NACD.  From April 2011 to January 2013, Mr. Creager served as Chairman of the Audit Committee of GeoMet, Inc., an independent natural gas exploration, development and production company.  His experience includes 27 years as an Assurance Partner and a former Audit Practice Leader of the Houston office of PricewaterhouseCoopers LLP.  We believe Mr. Creager’s qualifications to serve on our Board of Directors include his extensive financial experience and his service on other audit committees.

Richard B. Beauchamp.  Mr. Beauchamp, 62, has served as a director since 2006.  Mr. Beauchamp is a certified public accountant and has been a General Partner of Norris Taylor & Company, a certified public accounting firm in Fort Smith, Arkansas, since 1980.  He has worked in the accounting profession since 1975.  Mr. Beauchamp is also a director of Weldon, Williams & Lick, Inc., a specialty printing company, former director of the University of Arkansas Fort Smith Foundation and he serves on the boards of several community and civic organizations.  We believe Mr. Beauchamp’s qualifications to serve as a member of our Board of Directors includes his experience as a certified public accountant and years of experience with financial matters.

Alexander D. Greene.  Mr. Greene, 56, has served as a director since May 2014. Mr. Greene currently serves as a director of Overseas Shipholding Group, Inc., a public company engaged in transporting crude oil, refined products and liquid natural gas.  Mr. Greene served as a Managing Partner and Head of U.S. Private Equity with Brookfield Asset Management, a global asset management firm, from 2005 through 2014.  Prior to Brookfield Asset Management, Mr. Greene was a Managing Director and co-head of Carlyle Strategic Partners at The Carlyle Group from 2003 to 2005.  Previous board service includes Civeo Corporation, a provider of remote workforce accommodations to the oil and gas and mining industries; CWC Well Services Corp., a provider of contract drilling and well services to oil and gas companies in Western Canada; Longview Fibre Paper & Packaging, a manufacturer of specialty paper and packaging products; and the Tourette Syndrome Association.  Mr. Greene brings to the Board of Directors over 30 years of experience leading private equity, restructuring and advisory transactions and experience serving on public and private boards, which we believe qualifies Mr. Greene to serve as a member of our Board of Directors.

Class I Directors

John M. Simone.  Mr. Simone, 53, has served as President, Chief Executive Officer and a director since February 2013.  Mr. Simone has over 30 years of leadership experience in the transportation and logistics industry.   Prior to joining the Company, Mr. Simone served as President and Chief Executive Officer of LinkAmerica Corporation, a supply chain management services provider, from August 2011 through December 2012.  He was President and Chief Operating Officer of Greatwide Logistics Services, LLC, a third-party logistics services provider, from April 2008 to April 2011, and prior to that he served in various capacities with UPS Freight from 1998-2008, attaining the position of Senior Vice President, Truckload Division. Prior to UPS, Mr. Simone was with Ryder System Inc. from 1982 to 1998 where he held a variety of leadership positions.  We believe Mr. Simone’s qualifications to serve on our Board of Directors include his extensive management and leadership experience in the truckload industry and his role as Chief Executive Officer of the Company, which allows the Board of Directors to interface directly with senior management.

William H. Hanna.  Mr. Hanna, 54, has served as a director since 2005.  Mr. Hanna has been President of Hanna Oil and Gas Company since 1990 and Chairman of Hanna Oil and Gas Company since 2010.  He has worked in the oil and gas industry since 1983.  Mr. Hanna is also a director of First National Bank of Fort Smith, Arkansas and is a member of their Audit and Loan Review Committees.  Mr. Hanna brings to the Board of Directors demonstrated management ability at senior levels. His position as President of Hanna Oil and Gas Company gives Mr. Hanna critical insights into the operational requirements of a company our size, which we believe qualifies him to serve as a member of our Board of Directors.

James D. Simpson, III.  Mr. Simpson, 74, has served as a director since 2010.  Mr. Simpson is an investment banker with Stephens Inc., an investment banking firm, where he has been employed since 1969.  Mr. Simpson brings to the Board of Directors in-depth knowledge of the capital markets, in particular for the transportation sector, which we believe allows him to provide critical insights to the other members of the Board of Directors and qualifies him to serve as a member of our Board of Directors.  Mr. Simpson is also a director of various volunteer organizations.

There is no family relationship between any director or executive officer and any other director or executive officer of the Company.

CORPORATE GOVERNANCE

The Board of Directors and its Committees

Board of Directors

Meetings

In 2014, the Board of Directors held 21 meetings. During 2014, the Board had a standing Executive Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee.  Each current member of the Board attended at least 75% of the aggregate of all meetings of the Board and of all committees on which he served.  We encourage the members of our Board of Directors to attend our Annual Meetings.  All seven of our then-current directors attended the 2014 Annual Meeting.

Director Independence

    In determining the independence of its directors, the Board relies on the standards set forth in SEC regulatory and The NASDAQ Stock Market’s listing standards, including NASDAQ Rule 5605(a)(2). To be considered independent under such standard, an outside director may not have a direct or indirect material relationship with us.  A material relationship is one which impairs or inhibits, or has the potential to impair or inhibit, a director’s exercise of critical and disinterested judgment on behalf of us and our stockholders.  In determining whether a material relationship exists, the Board considers, among other things, whether a director is a current or former employee of ours.  Annually, our counsel reviews the Board’s approach to determining director independence and recommends changes as appropriate.

    Consistent with these considerations, the Board has determined that, during 2014, all of our directors, with the exception of Mr. John M. Simone, who was our President and CEO, and Thomas M. Glaser, who served as our interim Chief Operating Officer from January 2013 to June 2013, for which we paid Mr. Glaser approximately $202,000, were independent directors.

Risk Oversight

Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term operational performance and enhance stockholder value.  A fundamental part of risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us.  The involvement of the full Board of Directors in evaluating our business strategy is a key part of its assessment of management’s appetite for risk and also a determining factor of what constitutes an appropriate level of risk for us.  The full Board of Directors participates in this annual assessment as we believe that risk oversight is most effective when the full knowledge, experience, and skills of all directors are brought to bear on the complex subject of risk management.

In this process, risk is assessed throughout the business, focusing on the following primary areas of risk: financial risk, legal and compliance risk, and operational and strategic risk.  Within these primary areas of risk, our Board of Directors, with the input of management, has identified specific areas of risk that are pertinent to our business.  Our Board of Directors receives reports and has discussions with management with respect to such areas.  The Board of Directors makes assignments to certain members of management to provide reports and to answer to the Board of Directors with respect to such areas.  Furthermore, our Board of Directors engages in discussions at the Board level and with management in an attempt to identify currently unknown risks.

While the full Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management.  For example, the Audit Committee assesses internal controls over financial reporting and, in connection therewith, receives an annual risk assessment report from our internal auditors.  Additionally, in setting compensation, the Executive Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with our overall business strategy.  The Board’s role in risk oversight has not affected the leadership structure of our Board of Directors.

Board Leadership Structure

We separate the roles of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting our strategic direction and our day-to-day leadership and performance, while the Chairman of the Board provides guidance to the CEO and participates in setting the agenda for Board meetings and presides over meetings of the Board.  Under our bylaws, we have provided for a formal office of CEO and established certain duties of the CEO that were previously reserved to the President and Chairman of the Board.

    We have no current plans to separate the CEO and President roles, and our bylaws recite that the CEO shall be the President unless a separate CEO and President shall be appointed.

Committees of the Board of Directors

Executive Compensation Committee

    The purpose of the Executive Compensation Committee is to recommend to the Board matters pertaining to compensation of our executive officers.  The Executive Compensation Committee is also responsible for administering the grants of options and other awards to executive officers and other employees under the 2014 Omnibus Incentive Plan.  Our Executive Compensation Committee’s extensive process for making executive compensation decisions is explained in more detail in "Executive Compensation – Compensation Discussion and Analysis – Procedures."

    The charter for the Executive Compensation Committee sets forth the purpose and responsibilities of the Executive Compensation Committee in greater detail.  The Executive Compensation Committee reviews and reassesses the adequacy of its charter on an annual basis and recommends changes to the Board when appropriate.  A copy of the Executive Compensation Committee’s charter, as of March 4, 2015, is available at our website, http://www.usa-truck.com, under the "Corporate Governance" tab of the "Investors" menu.

    The Executive Compensation Committee met twelve times during 2014. The Executive Compensation Committee is comprised of Richard B. Beauchamp (Chairman), Gary R. Enzor, William H. Hanna, Robert A. Peiser and Vadim Perelman, each of whom is an independent director.  In determining the independence of our Executive Compensation Committee members, the Board considered several relevant factors, including, but not limited to, each director's source of compensation and affiliations.  Specifically, each member of the Executive Compensation Committee (i) is independent under The NASDAQ Stock Market’s Listing Standards, including NASDAQ Rules 5605(a)(2) and 5605(d)(2)(A), (ii) meets the criteria set forth in Rule 10C-1(b)(1) under the Exchange Act, (iii) did not directly or indirectly accept any consulting, advisory, or other compensation fee from the Company, and (iv) as determined by our Board, is not affiliated with the Company, any Company subsidiary or any affiliate of a Company subsidiary, and does not have any other relationship or accept any compensation from the Company, which would impair each respective member's judgment as a member of the Executive Compensation Committee.  In 2014, none of our Executive Compensation Committee members had any business or personal relationship with any compensation consultant, legal consultant, or other advisor that was selected by or provided advice to the Executive Compensation Committee.

During 2013, the Executive Compensation Committee selected an independent compensation consultant, Compensation Strategies, Inc. ("CSI").  CSI has provided analysis and recommendations that inform the Executive Compensation Committee’s decisions with respect to executive and director compensation in 2014 and 2015, including evaluating market pay data, providing analysis and input on program structure and providing updates on market trends and the regulatory environment as it relates to executive compensation.  Pursuant to SEC rules and The NASDAQ Stock Market listing standards, the Executive Compensation Committee has assessed the independence of CSI, and concluded that no conflict of interest exists that would prevent CSI from independently advising the Executive Compensation Committee.  In connection with this assessment, the Executive Compensation Committee considered, among others, the following factors: (i) the provision of other services to us by CSI, (ii) the amount of fees we paid to CSI as a percentage of CSI’s total revenue, (iii) CSI’s policies and procedures that are designed to prevent conflicts of interest, (iv) any business or personal relationship of CSI or the individual compensation advisors employed by CSI with any of our executive officers, (v) any business or personal relationship of the individual compensation advisors with any member of the Executive Compensation Committee, and (vi) any of our stock owned by CSI or the individual compensation advisors employed by CSI.  CSI does not perform other services for us, and will not do so without the prior consent of the Executive Compensation Committee.  The Executive Compensation Committee has the sole authority to approve the terms of CSI’s engagement.  CSI’s role in establishing the compensation of our Named Executive Officers, to the extent material, is addressed under "Executive Compensation – Compensation Discussion and Analysis."

Report of the Executive Compensation Committee

    In performing its duties, the Executive Compensation Committee, as required by the applicable rules and regulations promulgated by the SEC, issues a report recommending to the Board that our Compensation Discussion and Analysis be included in this Proxy Statement.  The Report of the Executive Compensation Committee for 2014 follows.

    The Report of the Executive Compensation Committee shall not be deemed to be "soliciting material" or to otherwise be considered "filed" with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act.  This Report of the Executive Compensation Committee also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filings incorporated into this Proxy Statement by reference, except to the extent we incorporate such report by specific reference or treat is as soliciting material.

Executive Compensation Committee Report

    The Executive Compensation Committee of the Board of Directors of USA Truck, Inc. has reviewed and discussed with management the Compensation Discussion and Analysis (as required by Item 402(b) of Regulation S-K of the U.S. Securities and Exchange Commission) contained in this Proxy Statement for the Annual Meeting of Stockholders to be held on May 7, 2015.

    Based on that review and discussion, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Executive Compensation Committee:
Richard B. Beauchamp (Chairman)
Gary R. Enzor
William H. Hanna
Robert A. Peiser
Vadim Perelman

Executive Compensation Committee Interlocks and Insider Participation

    The Executive Compensation Committee is comprised of Richard B. Beauchamp (Chairman), William H. Hanna, Gary R. Enzor, Robert A. Peiser and Vadim Perelman.  Terry A. Elliott served as a member of the Executive Compensation Committee until his retirement from the Board of Directors and all committees thereof in September 2014.

    No member of the Executive Compensation Committee was an officer or employee of the Company at any time during 2014 or as of the date of this Proxy Statement, nor is any member of the Executive Compensation Committee a former officer of the Company.  In 2014, no member of the Executive Compensation Committee had any relationship or transaction with the Company that would require disclosure as a "related person transaction" under Item 404 of Regulation S-K in this Proxy Statement under the section entitled "Certain Transactions."

    During 2014, none of our executive officers served as a member of the board of directors or compensation committee (or other board committees performing equivalent functions) of another entity, one of whose executive officers served on our Executive Compensation Committee.  Additionally, during 2014, none of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a member of our Board or Executive Compensation Committee.

    See "Certain Transactions" for a description of certain transactions between us and our other directors, executive officers, or their affiliates and "Executive Compensation – Director Compensation" for a description of compensation of the members of the Executive Compensation Committee.

Audit Committee

    The Audit Committee has primary responsibility for assisting and directing the Board in fulfilling its oversight responsibilities with respect to our auditing, accounting and financial reporting processes.  The Audit Committee’s primary responsibilities include:

•	Monitoring our financial reporting processes and systems of internal controls regarding finance and accounting;

•	Monitoring the independence and performance of our independent registered public accounting firm, and managing the relationship between us and our independent registered public accounting firm; and

•	Providing an avenue of communication among the Board, the independent registered public accounting firm and our management.

    The Audit Committee has exclusive power to engage, terminate and set the compensation of our independent registered public accounting firm.  The Audit Committee also evaluates and makes recommendations to the full Board with respect to all related-party transactions and other transactions representing actual or potential conflicts of interest, and reviews all such transactions at least annually.  The Board has adopted a written charter for the Audit Committee, which sets forth the purpose and responsibilities of the Audit Committee in greater detail.  A copy of the Audit Committee’s charter, as of March 4, 2015, is available at our website, http://www.usa-truck.com, under the "Corporate Governance" tab of the "Investors" menu.

    The Audit Committee met eleven times during 2014. The Audit Committee is comprised of Robert E. Creager (Chairman), Richard B. Beauchamp, Gary R. Enzor and William H. Hanna.  The Board has determined that Robert E. Creager is an audit committee financial expert, as defined in Item 407(d)(5)(ii) of Regulation S-K, and meets the independence and financial sophistication requirements set forth in Rule 5605(c)(2)(A) of The NASDAQ Stock Market’s listing standards.

    All of the members who served on the Audit Committee during 2014 were independent as defined by Rule 5605(a)(2) of The NASDAQ Stock Market’s listing standards and meet the independence and other requirements set forth for audit committee members in Rule 5605(c)(2)(A) of those listing standards.  See "Report of Audit Committee."

    In performing its duties, the Audit Committee, as required by applicable rules of the SEC, issues a report recommending to the Board of Directors that our audited financial statements be included in our annual report on Form 10-K, and determines certain other matters, including the independence of our independent registered public accounting firm.  The Audit Committee Report for 2014 is set forth below.

    The Audit Committee Report shall not be deemed to be "soliciting material" or to otherwise be considered "filed" with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act.  This Audit Committee Report also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference or treat it as soliciting material.

Report of the Audit Committee

    The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to the quality and integrity of the Company’s financial reports and financial reporting processes and systems of internal controls over financial reporting.  The Audit Committee does not prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements.  Rather, the Company’s management has primary responsibility for the Company’s financial statements and the overall reporting process, including maintenance of the Company’s system of internal controls.  The Company retains an independent registered public accounting firm, which is responsible for conducting an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing reports thereon.

    In performing its duties, the Audit Committee has reviewed and discussed with management and the Company’s registered independent public accounting firm the Company’s financial statements, management’s assessment of internal controls over financial reporting, and the effectiveness of internal controls over financial reporting and, in issuing this report, has relied upon the responses and information provided to the Audit Committee by management and such accounting firm.  For the fiscal year ended December 31, 2014, the Audit Committee (i) reviewed and discussed the audited financial statements, management’s assessment of internal controls over financial reporting, and the effectiveness of internal controls over financial reporting with management and Grant Thornton LLP, the Company’s independent registered public accounting firm; (ii) discussed with the independent registered public accounting firm the matters required to be disclosed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as may be modified, supplemented, or amended; (iii) received and discussed with the independent registered public accounting firm the written disclosures and the letter from such accounting firm required by Independence Standards Board Statement No. 1, Independence Discussions with Audit Committees, as amended; and (iv) has discussed with the independent registered public accounting firm its independence. The Audit Committee also met in periodic executive sessions with representatives of the independent registered public accounting firm, management, and the Company’s internal audit personnel during 2014.

    Based on the foregoing reviews and meetings, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC.

Audit Committee:
Robert E. Creager (Chairman)
Richard B. Beauchamp
Gary R. Enzor
William H. Hanna

Nominating and Corporate Governance Committee

    The Nominating and Corporate Governance Committee is responsible for (i) recommending to the full Board corporate governance guidelines applicable to us, (ii) leading the Board in its annual review of the Board’s performance, (iii) identifying individuals qualified to become Board members consistent with criteria approved by the Nominating and Corporate Governance Committee of the Board, and (iv) performing such other functions as are customarily performed by nominating and corporate governance committees.  The members of the Nominating and Corporate Governance Committee are William H. Hanna (Chairman), Robert E. Creager, Alexander D. Greene, Robert A. Peiser, Vadim Perelman and James D. Simpson, III, each of whom is an independent director defined by Rule 5605(a)(2) of The NASDAQ Stock Market's listing standards.  The Board has adopted a written charter for the Nominating and Corporate Governance Committee, which sets forth the purpose and responsibilities of the Nominating and Corporate Governance Committee in greater detail.  The Nominating and Corporate Governance Committee reviews and reassesses the adequacy of its charter on an annual basis and recommends changes to the Board when appropriate.  A copy of the Nominating and Corporate Governance Committee’s charter, as of March 4, 2015, is available at our website, http://www.usa-truck.com, under the "Corporate Governance" tab of the "Investors" menu.

    The Nominating and Corporate Governance Committee met four times during 2014.  In order to be considered a director nominee, a person’s (including an incumbent director’s) nomination must be approved by both a majority vote of the Nominating and Corporate Governance Committee and the vote of a majority of all directors.

    Whenever a determination has been made that it is necessary to nominate one or more persons, in addition to incumbent directors, the Nominating and Corporate Governance Committee will have primary authority for identifying persons who meet certain minimum qualifications and who otherwise have the experience and abilities necessary to serve as effective members of the Board.  The Nominating and Corporate Governance Committee may delegate this identification function to one or more of its members.  In performing this function, the Nominating and Corporate Governance Committee may rely on such resources as it deems appropriate, including, without limitation, recommendations from our management, from our incumbent directors, from third parties or from stockholders.  In addition, the Nominating and Corporate Governance Committee may, at our expense, engage the services of professional search firms or other consultants or advisers and may pay them such fees as the Nominating and Corporate Governance Committee shall determine to be reasonable and appropriate.

    Each nominee should be committed to our basic beliefs as set forth in our Code of Business Conduct and Ethics and shall be an individual of integrity, intelligence, and strength of character.  In addition, each nominee should have, among other attributes:

•	a reputation both personal and professional, consistent with our image and reputation;

•	relevant expertise and experience, including educational or professional backgrounds and should be able to offer advice and guidance to our management based on that expertise and experience;

•	a working knowledge of corporate governance issues and the changing role of boards;

•	demonstrated management and/or business skills or experience that will contribute substantially to the management of the Company;

•	a general understanding of marketing, finance, and other disciplines relevant to the success of a publicly traded company in today’s business environment; and

•	an understanding of our business and the general trucking or transportation industry, or the willingness and ability to develop such an understanding.

    Finally, in identifying and selecting persons for consideration as nominees, the Nominating and Corporate Governance Committee will consider the rules and regulations of the SEC and The NASDAQ Stock Market (or such other stock exchange or stock market on which our securities may be listed or traded from time to time) regarding the composition of the Board and the qualifications of its members.

    The Nominating and Corporate Governance Committee may take such actions as it deems appropriate to evaluate whether each person who has been recommended or proposed for approval as a nominee meets the minimum qualifications, as described above, and set forth in the Nominating and Corporate Governance Committee charter, and otherwise has the experience and abilities necessary to be an effective member of the Board.  These procedures may include at least one personal interview of the candidate by the Nominating and Corporate Governance Committee, discussions with qualified representatives of companies or firms by which the candidate is or has previously been employed or on whose boards of directors the candidate is serving or has previously served, or with such other persons as the Nominating and Corporate Governance Committee deems appropriate to rely upon as references for the candidate, and completion of a questionnaire regarding the candidate’s prior employment and service on boards of directors, criminal convictions or sanctions and other matters deemed appropriate by the Nominating and Corporate Governance Committee.

    As set forth in detail in the Nominating and Corporate Governance Committee charter, it is generally the policy of the Nominating and Corporate Governance Committee to consider stockholder recommendations of proposed director nominees if such recommendations are timely received and otherwise comply with the requirements set forth in our bylaws and applicable SEC rules.  The Nominating and Corporate Governance Committee will evaluate any stockholder recommendations pursuant to the same procedures that it follows in connection with consideration of recommendations received from any other source.  Stockholders must submit such recommendations in the manner and by the dates specified for stockholder nominations in our bylaws.  To be timely under our bylaws, recommendations must be received in writing at our principal executive offices, 3200 Industrial Park Road, Van Buren, Arkansas 72956, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting.  For the 2016 Annual Meeting, stockholder recommendations must be received by us no earlier than January 8, 2016 and no later than February 7, 2016.  In addition, pursuant to our bylaws, any recommendation of a director submitted by a stockholder must include the following information:

•	the proposed nominee’s name, age, business address and residence address;

•	the proposed nominee’s principal occupation or employment and business experience;

•	the proposed nominee’s educational background;

•	the class and number of shares of our stock owned by the proposed nominee;

•
such other information as is required to be disclosed in solicitations of proxies with respect to nominees for election as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, including, without limitation, confirmation that the nomination is from a stockholder of the Company who is the record or beneficial owner of at least 1% or $2,000 in market value of the shares of stock entitled to be voted at our next Annual Meeting, and who has held such shares for at least one year;

•	the nominating stockholder’s name and address, as they appear on our books; and

•	the class and number of shares of our stock beneficially owned by the nominating stockholder and the date or dates of acquisition thereof.

Criteria and Diversity

    In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee will apply criteria to include the candidate’s integrity, business acumen, age, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The value of diversity on the Board will be considered by the Nominating and Corporate Governance Committee in the director identification and nomination process. The Nominating and Corporate Governance Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.  We assess the effectiveness of our policies and practices on Board diversity in connection with assessing the effectiveness of our Board as a whole.  Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

    In order to be considered by the Board, any candidate proposed by one or more stockholders will be required to submit appropriate biographical and other information equivalent to that required of all other director candidates.

Additional Corporate Governance Policies

    We are committed to having sound corporate governance principles, which is essential to maintaining our integrity in the marketplace.  The Board has adopted additional guidelines for membership on the Board, including (i) a retirement policy, whereby no person will be appointed or stand for election as a director after his or her seventy-fifth birthday, unless waived by a majority vote of the Board; (ii) a majority vote policy, whereby a director who is subject to an uncontested election at any stockholder meeting shall promptly tender his or her resignation for consideration by the Nominating and Corporate Governance Committee if such director receives a greater number of votes "withheld" from or voted "against" his or her nomination than are voted "for" such election, excluding abstentions; (iii) a stock ownership policy, whereby each director should own common stock with a cumulative value of not less than $100,000, based on the grant price of the stock at the time it was granted or the cost of the stock at the time it was acquired, and should attain such ownership within four years from the date the director first becomes a member of the Board, or January 30, 2017, for directors serving on the Board as of the date the guideline was adopted; (iv) a policy requiring a non-employee director to submit his or her resignation to the Nominating and Corporate Governance Committee if such director's principal occupation or business association changes substantially during his or her tenure as a director, so that the Nominating and Corporate Governance Committee can consider the appropriateness of continued Board membership under the circumstances; and (v) a policy directing Board members to advise the Nominating and Corporate Governance Committee before accepting membership on other public boards of directors, any public audit committee, or other significant committee assignment, and before establishing other significant relationships with businesses, institutions, governmental units, or regulatory entities, particularly those that may result in significant time commitments, a change in the director's relationship to the Company, or a conflict of interest.  The Board has also directed that the Nominating and Corporate Governance Committee be responsible for administering these guidelines and reporting to the Board no less than annually regarding compliance with these guidelines.  Please see Exhibit B to the Nominating and Corporate Governance Committee charter for additional details regarding the foregoing guidelines.  Further, the Board terminated the stockholder rights plan effective April 11, 2014.

Other Board and Corporate Governance Matters

    We are committed to conducting our business in accordance with the highest ethical standards.  As part of that commitment, the Board has adopted a Code of Business Conduct and Ethics ("Code of Ethics") applicable to all directors, officers and employees, which sets forth the conduct and ethics expected of all our affiliates and employees, a copy of which is available at our website, http://www.usa-truck.com, under the "Corporate Governance" tab of the "Investors" menu.  In addition, any amendments to, or waivers of, any provision of the Code of Ethics that apply to our principal executive, financial, and accounting officers, or persons performing similar functions, will be posted at that same location on our website.  In connection with the stockholders’ approval in 2011 of the amendments to our bylaws, the Board established a separate Nominating and Corporate Governance Committee comprised solely of independent directors.  The independent directors of the Nominating and Corporate Governance Committee are responsible for, in part, recommending to the full Board corporate governance guidelines applicable to us and leading the Board in its annual review of the Board’s performance.

    We adopted a Policy Statement and Procedures for Reporting of Violations and Complaints ("Whistleblower Policy"), a copy of which is available at our website, http://www.usa-truck.com, under the "Corporate Governance" tab of the "Investors" menu.  The Whistleblower Policy is intended to create a workplace environment that encourages open and honest communication and to hold USA Truck and our personnel, including senior management, accountable for adhering to our ethical standards.  The Whistleblower Policy establishes procedures for any person to report violations by us or any of our personnel of our Code of Ethics or any laws, rules or regulations without fear of retaliation.  The Whistleblower Policy also contains special procedures for submission by employees of confidential, anonymous complaints involving our accounting practices and internal accounting controls.

    We also adopted a Stockholder Communications with Directors Policy, which describes the manner in which stockholders can send communications to the Board and sets forth our policy regarding Board members’ attendance at Annual Meetings.  This Policy is available at our website, http://www.usa-truck.com under the "Corporate Governance" tab of the "Investors" menu.

PROPOSAL TWO:  ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the Securities and Exchange Commission), and in response to the stockholders’ advisory and non-binding vote at the 2011 Annual Meeting, we are including in this proxy statement a separate resolution, subject to stockholder vote, to approve, in a non-binding vote, the compensation of our Named Executive Officers.

As described in more detail in the "Executive Compensation" section of this Proxy Statement, the Executive Compensation Committee has structured our executive compensation program to achieve the following key objectives:

Objective	How Our Executive Compensation Program Achieves This Objective

Align compensation with our business objectives and the interests of our stockholders.	•	We incorporate cash and equity compensation components into our program to provide incentives for short-term and long-term objectives.
		o	Annual cash and equity incentives based on targets with objective, measurable criteria keep management focused on near-term results. Caps on cash awards are built into our plan design.
o
The equity compensation component, which recently has consisted of restricted stock with vesting requirements, is designed to align our management compensation with longer-term increases in stockholder value and expose the holder to the risk of downward stock prices and volatility.

Encourage and reward high levels of performance.	•	We attempt to keep base salaries relatively low and weight overall compensation toward incentive cash and equity-based compensation that rewards high levels of performance

•
A substantial portion of the total cash compensation component is in the form of a performance-based annual incentive that, in 2014, allowed our President and Chief Executive Officer to achieve up to 125% of salary, and our other Named Executive Officers to achieve up to 100% of salary, by exceeding the performance targets.  In 2015, this performance-based annual incentive will allow our Named Executive Officers, other than our President and Chief Executive Officer, to earn up to 100% of salary by exceeding the performance targets, and will allow our President and Chief Executive Officer to achieve up to 150% of salary by exceeding the performance targets.

Recognize and reward the achievement of corporate goals.	•	For 2014, our single performance measure was related to pretax income as the Executive Compensation Committee wanted to reinforce the importance of returning to profitability.

•
In 2015, our single performance measure relates to consolidated return on invested capital, as the Executive Compensation Committee wanted to emphasize a key metric in sustaining and improving profitability.

Attract and retain executive officers who contribute to our long-term success.	•
We review publicly available data regarding all elements of compensation paid by trucking companies with similar size or operations to ensure we are competitive, and engaged an independent compensation consultant to advise on our 2014 compensation structure, as described in "Executive Compensation" beginning on page 15 of this Proxy Statement.

•
Emphasis on share-based compensation that is linked to achievement of specified performance goals and appreciation in the market price of our common stock, and which is also subject to multi-year vesting requirements, is intended to promote long-term ownership.

	•	We have a relatively young management team compared to our peers and believe that structuring a large variable component into their compensation that is share-based has retention benefits.

    We urge stockholders to read "Executive Compensation" beginning on page 15 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 24 through 28, which provide detailed information on the compensation of our Named Executive Officers.  The Executive Compensation Committee and the Board believe that the policies and procedures articulated in "Executive Compensation" are effective in achieving our goals.

The Board has adopted a policy of providing for an annual "say-on-pay" advisory vote.  Accordingly, we are asking our stockholders to approve, in an advisory and non-binding vote, the following resolution in respect of this Proposal TWO:

"RESOLVED, that the stockholders approve, in an advisory and non-binding vote, the compensation of the Company’s Named Executive Officers as disclosed in the Proxy Statement relating to the Company’s Annual Meeting of Stockholders to be held on May 7, 2015."

The Board recommends a vote "FOR" Proposal TWO.

All duly submitted and unrevoked proxies will be voted FOR Proposal TWO, unless otherwise instructed.

Unless the Board modifies its policy on the frequency of future "say-on-pay" advisory votes, the next "say-on-pay" advisory vote will be held at the 2016 Annual Meeting of Stockholders.

Executive Officers

    Our current executive officers are John M. Simone, Michael K. Borrows, Jeffrey H. Lester, Russell A. Overla, Michael R. Weindel, Jr., and Joseph M. Kaiser.  Biographical information for Mr. Simone is set forth under the heading "Continuing Directors – Class I Directors" above.

    Michael K. Borrows.  Mr. Borrows, 46, has served as Executive Vice President and Chief Financial Officer since September 30, 2014.  Prior to joining the Company, Mr. Borrows served as Senior Vice President and Managing Director of Pollen, Inc., a worldwide technology-based company that optimizes working capital and does business as C2FO, where he served from January 2011 through September 2014.  Mr. Borrows served as Senior Partner and Chief Financial Officer of FinEquity Partners, LLC, a management consulting firm to the transportation industry, among others, from 2009 to January 2011.  From 2006 to February 2009, Mr. Borrows worked at Kansas City Southern Railway Company, ultimately serving as Senior Vice President and Chief Accounting Officer, and prior to his tenure at Kansas City Southern Railway Company, Mr. Borrows worked at BNSF Railway from 1996 through 2006 in a variety of leadership roles, ultimately serving as General Director Finance.  Mr. Borrows has also served as a board member and Executive Vice President of the Kansas City chapter of Financial Executives International.  Mr. Borrows is a certified public accountant.

    Jeffrey H. Lester.  Mr. Lester, 54, has served as Executive Vice President, Risk Management and Safety since he commenced his employment with us in August 2013.  Prior to his employment with us, Mr. Lester was the Senior Vice President and Chief Risk Officer at Greatwide Logistics Services, LLC, a third-party logistics services provider, from January 2006 to May 2013.

    Russell A. Overla.  Mr. Overla, 41, has served as Executive Vice President, Truckload Operations since he commenced his employment with us in June 2013.  From 2009 to June 2013, Mr. Overla served as Vice President of Truckload Operations for LinkAmerica Corporation, a supply chain management services provider; Vice President, Operations for JBS Carriers, a truckload carrier, and NFI, a provider of supply chain solutions; and Senior Vice President, Operations for Arnold Transportation Services, a dry van freight services provider.

    Michael R. Weindel, Jr.  Mr. Weindel, 46, has served as Executive Vice President, SCS since July 2011.  He served as Vice President, People from May 2008 to July 2011, and as Vice President, Human Resources, Recruiting and Training from January 2005 to May 2008.  Previously, Mr. Weindel worked in various roles throughout the organization and has been employed by USA Truck, Inc. since 1991.

    Joseph M. Kaiser.  Mr. Kaiser, 38, has served as our Vice President and Corporate Controller since July 2014. Prior to joining the Company, Mr. Kaiser served as Director of Financial Reporting and Manager of Financial Reporting of Swift Transportation Company, a truckload carrier, where he served from March 2012 through July 2014.  Mr. Kaiser served as Corporate Accounting Manager of American Land Lease, Inc., a real estate investment trust that owned and managed residential land lease communities, from October 2010 through March 2012.  Mr. Kaiser served in various audit capacities at Deloitte & Touché LLP from January 2007 to October 2010, for both public and privately held companies. Mr. Kaiser is a certified public accountant.

    All of our executive officers are appointed annually by the Board for such term as may be prescribed by the Board and until such person’s successor shall have been appointed and shall qualify, or until such person’s death, resignation, or removal in the manner provided under our bylaws.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  Based solely upon a review of the copies of such forms and amendments thereto, we believe that none of our officers, directors, and greater than 10% beneficial owners failed to file on a timely basis the reports required by Section 16(a), with the exception of Clifton R. Beckham, who inadvertently filed late three reports regarding (i) one transaction relating to a forfeiture to us of shares to satisfy tax withholding obligations in connection with the vesting of restricted stock, (ii) eleven transactions relating to exercises of options, and (iii) one transaction relating to a forfeiture to us of restricted stock for failure to achieve performance criteria; Russell A. Overla, who inadvertently filed late one report regarding one transaction, a forfeiture to us of shares to satisfy tax withholding obligations in connection with the vesting of restricted stock; John M. Simone, who inadvertently filed late one report regarding one transaction, a forfeiture to us of shares to satisfy tax withholding obligations in connection with the vesting of restricted stock; and Michael R. Weindel, who inadvertently filed late three reports, each regarding one transaction, a forfeiture to us of shares to satisfy tax withholding obligations in connection with the vesting of restricted stock and a forfeiture of restricted stock for failure to achieve performance criteria.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

    This Proxy Statement section identifies our Named Executive Officers (as designated below) and explains to our stockholders how our executive compensation programs, policies and decisions are formulated, applied and operate with respect to our Named Executive Officers.  In this section, we also discuss and analyze our executive compensation program, including each component of compensation awarded under the program, and the corresponding compensation amounts for each Named Executive Officer.

    This section should be read in conjunction with "Executive Compensation – Summary Compensation Table" (and related tabular and narrative discussions) and"Corporate Governance – The Board of Directors and its Committees – Committees of the Board of Directors – Executive Compensation Committee" sections contained in this Proxy Statement.  As noted in that section, our Executive Compensation Committee, which is comprised only of directors who satisfy applicable SEC and The NASDAQ Stock Market’s independence requirements and the "outside director" requirements under Section 162(m) of the Internal Revenue Code, oversees and administers our executive compensation policies and practices.

Overview

    Our Executive Compensation Committee is responsible for decisions regarding the compensation of our executive management team, and for ensuring that those decisions are consistent with our compensation philosophy and objectives.  Our compensation policies and practices relating to the compensation of the officers listed in the Summary Compensation Table below, who are sometimes collectively referred to as the "Named Executive Officers," are explained in more detail below.  Our Named Executive Officers are John M. Simone, our President and Chief Executive Officer; Michael K. Borrows, our current Executive Vice President and Chief Financial Officer; Clifton R. Beckham, our former Executive Vice President and Chief Financial Officer, who served in that position until September 30, 2014; Jeffrey H. Lester, our Executive Vice President, Risk Management and Safety; Russell A. Overla, our Executive Vice President, Truckload Operations; and Michael R. Weindel, our Executive Vice President, SCS.

Philosophy and Objectives

    The objectives of our executive compensation program are to (i) align compensation with our business objectives and the interests of our stockholders, (ii) encourage and reward high levels of performance, (iii) recognize and reward the achievement of corporate goals, and (iv) attract and retain executive officers who contribute to our long-term success.  We incorporate compensation components designed to achieve those objectives in the short term and the long term.  A substantial portion of the cash compensation component is in the form of a performance-based annual incentive, which keeps management focused on near-term results.  The equity compensation component, which contains vesting requirements, is designed to align our management compensation with longer-term increases in stockholder value.  Consistent with our culture of cost control and performance-based management, the Executive Compensation Committee emphasizes target incentive cash and equity compensation as a meaningful part of total compensation.  This balance between salaries and performance-based cash and equity awards reflects our commitment to placing a meaningful portion of our executive officers’ compensation at risk by linking it to achievement of specified performance goals that should positively impact the market price of our common stock.  While annual cash incentives play an important role in our executive compensation program, overweighting this form of compensation can encourage strategies and risks that may not correlate with our long-term best interests.  The Executive Compensation Committee strives to mitigate potential risk relating to the short-term nature of our annual incentive plan through the caps on cash awards built into the plan design.  The Executive Compensation Committee believes that our compensation plans and practices will reward executive officers for their contributions to our success and provide incentives to them to continue performing services for us to the best of their abilities.

Procedures for Determining Compensation

    The Executive Compensation Committee is responsible for making and approving changes in the total compensation of our Named Executive Officers, including the mix of compensation elements.  In making decisions regarding the compensation of our Named Executive Officers, the Executive Compensation Committee evaluates our performance as well as the performance of individual executive officers.  The Executive Compensation Committee recognizes the need for our executive compensation structure to be competitive and to aid in the recruitment and retention of key executives.  In addition, our executive compensation needs to recognize the continued focus of the new and expanded management team that is critical to the continued successful execution of our improvement plan.

    In making decisions regarding total compensation, the Executive Compensation Committee considers whether the total compensation is (i) fair and reasonable to us and to the Named Executive Officer, (ii) internally appropriate based upon our culture and the compensation of our other employees, (iii) within a reasonable range of the compensation afforded by other opportunities, and (iv) comparable to market in respect of base salary, target bonus, long-term incentive grant value and total compensation.  The Executive Compensation Committee also bases its decisions regarding compensation upon its assessment of the Named Executive Officer’s leadership, integrity, individual performance, years of experience, skill set, level of commitment and responsibility required in the position, contributions to our financial performance, creation of stockholder value, and current and past compensation.  In determining the mix of compensation elements, the Executive Compensation Committee considers the effect of each element in relation to total compensation.  The Executive Compensation Committee specifically considers whether each particular element provides an appropriate incentive and reward for performance that sustains and enhances long-term stockholder value.  In determining whether to increase or decrease an element of compensation, we rely upon the business experience of the members of the Executive Compensation Committee, the Executive Compensation Committee’s general understanding of compensation levels at public companies, and the historical compensation levels of our Named Executive Officers, and, with respect to Named Executive Officers other than the CEO, we consider the recommendations of the CEO.  In determining compensation for 2014 and 2015, the Executive Compensation Committee also considered the advice of its independent compensation consultant it engaged in 2013, Compensation Strategies, Inc. ("CSI").  We generally do not rely on rigid formulas (other than performance measures under our annual cash and equity bonus program) or short-term changes in business performance when setting compensation.  The Executive Compensation Committee does not typically consider amounts that may be realized by our executive officers from prior compensation awards, such as appreciation in the value of stock previously acquired pursuant to stock options or restricted stock awards, when making decisions regarding current compensation.

    The Executive Compensation Committee has the authority under its charter to engage the services of outside consultants for assistance.  As discussed above in "Corporate Governance – The Board of Directors and its Committees – Committees of the Board of Directors – Executive Compensation Committee," in 2013, the Executive Compensation Committee engaged CSI as its independent compensation consultant.  In addition to the considerations discussed above, the Executive Compensation Committee also considers the advice and recommendations of CSI, which has provided analysis and recommendations that inform the Executive Compensation Committee’s decisions with respect to 2014 and 2015, including the following services with respect to 2014 and 2015 compensation decisions:

•	Attendance at meetings of the Executive Compensation Committee, as requested by the Executive Compensation Committee;
•	Advice on market trends, regulatory issues and developments and how they may impact our executive and director compensation programs;
•	Review of compensation strategy and executive and director compensation programs for alignment with our strategic business objectives;
•	Advice on the design of executive and director compensation programs to ensure the linkage between pay and performance;
•	Market data analyses;
•	Advice to the Executive Compensation Committee and the Board on setting compensation for executive officers and directors;
•	Advice on the design of the 2014 Omnibus Incentive Plan; and
•	Such other activities as requested by the Executive Compensation Committee.

Benchmarking Compensation

    In 2014, the Executive Compensation Committee did not adopt a peer group or formally benchmark salary or total executive compensation against the executive compensation of any other particular company or competitive group of companies.  Upon engaging CSI in 2013, CSI did a broad-based review of market pay levels and compared our executive compensation to general market pay levels.  Since that time, CSI has provided our Executive Compensation Committee its perspective on how our form and level of executive compensation compares to general market pay levels.

Elements

    Our compensation program consists of two major elements, fixed and incentive compensation.  In 2014, total compensation for executive officers, including the Named Executive Officers, consisted of one or more of the following components: (i) base salary, (ii) performance-based annual cash and/or equity bonus, (iii) long-term equity incentive awards (which, in recent years, have been in the form of restricted stock grants that were performance-based and/or time-based as to vesting), (iv) other compensation, including payments under our Retention Bonus Plan (as defined below), and (v) employee benefits, which are generally available to all of our team members.  A discussion of each element follows.

Base Salary

    We pay base salaries at levels that reward executive officers for ongoing performance and that enable us to attract, motivate and retain highly qualified executives, taking into consideration the cost of living in our region.  Base pay is a critical element of our compensation program because it provides our executive officers with stability.  Compensation stability allows our executives to focus their attention and efforts on creating stockholder value and on our other business objectives.  In determining base salaries, we consider the executive’s current salary and the executive’s qualifications and experience, including, but not limited to, the executive’s length of service with us, the executive’s industry knowledge, and the quality and effectiveness of the executive’s leadership, scope of responsibilities, past performance and future potential of providing value to our stockholders.  The Executive Compensation Committee sets base salaries at a level that allows us to pay a significant portion of an executive’s total compensation in the form of incentive compensation, including annual cash and equity bonuses and long-term incentives.  We believe this mix of compensation helps us incentivize our executives to maximize stockholder value in the long run.  We consider adjustments to base salaries annually to reflect the foregoing factors.  We do not apply a specific weighting to each of such factors, nor do we apply formal benchmarking to similarly situated executives of other comparable companies.

Incentive Compensation

    At our 2014 Annual Meeting, our stockholders approved our USA Truck, Inc. 2014 Omnibus Incentive Plan (the "Incentive Plan").  Our Incentive Plan is a broad-based equity plan that we use to, among other things, (i) provide annual incentives to executive officers in a manner designed to reinforce our performance goals, (ii) attract, motivate and retain qualified executive officers by providing them with long-term incentives, and (iii) align our executive officers’ and our stockholders’ long-term interests by creating a strong, direct link between executive compensation and stockholder return.  The Incentive Plan allows the Executive Compensation Committee to link compensation to performance over a period of time by using equity-based awards (which often value long-term prospects), requiring holding periods for equity grants, and granting awards that have multi-year vesting schedules.  Awards with multi-year vesting schedules, such as restricted stock grants, provide balance to the other elements of our compensation program that otherwise link compensation to annual performance.  Awards with multi-year vesting schedules create incentive for executive officers to increase stockholder value over an extended period of time because the value received from such awards is based on the growth of the stock price.  Such awards also incentivize executive officers to remain with us over an extended period of time, which enables us to retain experienced executive talent.  Thus, we believe our Incentive Plan is an effective means of aligning the interests of our executive officers with those of our stockholders.

    Awards under the Incentive Plan may be paid in cash, shares of our common stock, a combination of cash and shares of our common stock, or in any other permissible form, as determined by our Executive Compensation Committee.  All awards granted under the Incentive Plan are evidenced by an award notice that specifies the type of award granted, the number of shares of our common stock underlying the award, if applicable, and all terms governing the award.  Payment of awards may include such terms, conditions, restrictions and limitations, if any, as the Executive Compensation Committee deems appropriate, including, in the case of awards paid in shares of our common stock, restrictions on transfer of such shares and provisions regarding the forfeiture of such shares under certain circumstances.  The Incentive Plan authorizes the grant of stock options, stock appreciation rights, stock awards, restricted stock unit awards, performance units, performance awards and any other form of award established by the Executive Compensation Committee that is consistent with the Incentive Plan’s purpose, or any combination of the foregoing.

    In determining our long-term incentive compensation, the Executive Compensation Committee evaluates which equity award vehicles achieve the best balance between providing appropriate long-term incentive compensation and creating long-term stockholder value.  The Executive Compensation Committee considers several factors when determining long-term incentive awards to be granted to our executive officers, including (i) for executive officers other than our CEO, the recommendations of our CEO, (ii) the recommendations of CSI, our independent compensation consultant, (iii) how the achievement of certain performance goals will help us execute our improvement plan, improve our financial and operating performance and add long-term value to our stockholders, (iv) the executive officer’s position, scope of responsibility, ability to affect our financial and operating performance, ability to create stockholder value and historic and recent performance, (v) the impact of awards on executive retention, and (vi) awards granted to similarly situated executives.  Please refer to "Executive Compensation – Summary Compensation Table" and "Executive Compensation – Grants of Plan-Based Awards" for further details regarding long-term incentives awarded to our Named Executive Officers.

Annual Cash Bonus

    In February 2014, the Executive Compensation Committee approved a Management Bonus Plan (the "2014 Plan"), consisting of cash and equity incentive awards, for our senior management, including our Named Executive Officers.  The 2014 Plan was administered by the Executive Compensation Committee, which made all decisions regarding 2014 Plan participants and awards.  Under the 2014 Plan, and consistent with the objectives of the Incentive Plan, 2014 Plan participants (including our Named Executive Officers) were eligible to receive incremental cash bonuses upon achievement of certain levels of 2014 pretax income.  The Executive Compensation Committee selected pretax income as our single performance metric to reinforce the importance of returning to profitability.  Each applicable level of 2014 pretax income corresponded to a percentage bonus opportunity for the employee that is multiplied by the employee’s base salary to determine the employee’s bonus.  Pursuant to the 2014 Plan, our Named Executive Officers were eligible to receive cash bonuses as follows: (i) Mr. Simone was eligible to receive between 25.0% and 125.0% of his base salary depending on the level of 2014 pretax income achieved, if any and (ii) Messrs. Borrows, Lester, Overla, and Weindel were eligible to receive between 20.0% and 100.0% of his respective base salary depending on the level of 2014 pretax income achieved, if any, with Mr. Borrows’s bonus prorated for the partial year.  The cash bonuses awarded in 2014 to our Named Executive Officers are disclosed in "Executive Compensation – Summary Compensation Table."  The incremental levels of achievement of 2014 pretax income levels and the related potential bonus percentages associated with such achievement levels are summarized below under "Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers."

Equity Compensation

    2014 Plan participants also were eligible to receive incremental equity bonuses in the form of restricted stock (or, in the discretion of the Executive Compensation Committee, nonqualified stock options) upon achievement of certain levels of 2014 pretax income.  Each applicable level of 2014 pretax income corresponded to a percentage bonus opportunity for the employee.  The percentage was multiplied by the employee’s base salary and that amount was divided by the closing price of our common stock on January 22, 2015, the date on which the Executive Compensation Committee determined that the pretax income targets had been achieved.  Pursuant to the 2014 Plan, Messrs. Simone, Lester, Overla, and Weindel were eligible to receive between 10.0% and 30.0% of his respective base salary depending on the level of 2014 pretax income achieved, if any.  The shares vest in four equal installments, beginning on January 22, 2016, and through and including January 22, 2019, conditioned on continued employment and certain other forfeiture provisions.  The equity bonuses awarded in 2014 to our Named Executive Officers are disclosed in "Executive Compensation – Summary Compensation Table."  The incremental levels of achievement of 2014 pretax income levels and the related potential bonus percentages associated with such achievement levels are summarized below under "Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers."

Other Elements of Compensation

Retention Bonus Plan

In October 2013, the Board engaged CSI for the specific purpose of advising the Board on compensation matters related to hostile takeover activity.  Following recommendations from CSI, in October 2013, the Executive

Compensation Committee approved a retention bonus plan (the "Retention Bonus Plan") for certain of our officers, including our Named Executive Officers.  The Executive Compensation Committee determined that it was appropriate to adopt the Retention Bonus Plan as a means of maintaining the focus of our new and expanded management team that is critical to the successful execution of our turnaround plan.  In connection with its adoption of the Retention Bonus Plan, the Executive Compensation Committee consulted with management and independent financial and legal advisors, and CSI reviewed and evaluated the terms of the Retention Bonus Plan in accordance with its engagement.

    In April 2014, each participant in the Retention Bonus Plan who was employed on October 30, 2013, received a percentage of his or her annualized base salary, determined as of the date of adoption of the Retention Bonus Plan.  The amounts paid to our Named Executive Officers are disclosed in "Executive Compensation – Summary Compensation Table" and "Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to our Named Executive Officers."

Severance and Change in Control Benefits

    In October 2013, the Executive Compensation Committee approved a change in control/severance plan (the "Management Severance Plan") for certain of our officers, including our Named Executive Officers.  The Executive Compensation Committee determined that it was appropriate to adopt the Management Severance Plan as a means of maintaining the focus of our new and expanded management team that is critical to the successful execution of our turnaround plan, and mitigating any uncertainty regarding future employment resulting from hostile takeover activity.  In connection with its adoption of the Management Severance Plan, the Executive Compensation Committee consulted with management and independent financial and legal advisors, and CSI reviewed and evaluated the terms of the Management Severance Plan in accordance with its engagement.

    The Management Severance Plan provides that the plan participants enter into substantially identical Change in Control/Severance Agreements (each, a "Severance Agreement") and are entitled to certain severance benefits thereunder if (i) following adoption of the Management Severance Plan, we terminate a participant’s employment without "cause" (as defined in the Severance Agreement) other than in connection with or following a "change in control" (as defined in the Severance Agreement) (the "Severance Benefit") or (ii) in the event of and for the twelve-month period following a "change in control," we or our successor terminate a participant’s employment without "cause" or the participant is subject to a "constructive termination" (as defined in the Severance Agreement) (the "Change-in-Control Benefit").  The Management Severance Plan provides that the Severance Benefit and the Change-in-Control Benefit are mutually exclusive and a plan participant would not be entitled to both benefits.

    With respect to the Severance Benefit, plan participants will be entitled to receive a monthly severance payment equal to the participant’s base monthly salary at the time of termination without "cause" for a fixed period of time ranging from six months to twelve months.  Eligibility for the payment of the Severance Benefit is subject to execution by the recipient of a general release of claims against us.  The aggregate payments of Severance Benefits to which our Named Executive Officers would be entitled, assuming each officer’s termination occurred as of December 31, 2014, are as follows:  Mr. Simone – $460,000; Mr. Borrows – $225,000; Mr. Lester – $260,000; Mr. Overla – $225,000; and Mr. Weindel – $215,000.

With respect to the Change-in-Control Benefit, each participant, with the exception of Mr. Simone, would be entitled to receive a lump sum severance payment equal to a percentage of his annual base salary at the time of the "change in control" (ranging from 50% to 150%) and up to 18 months of continued coverage under our healthcare insurance plans.  Certain participants also would be entitled to payment for relocation services.  Mr. Simone would be entitled to a lump sum payment equal to 250% of his base salary plus his target performance bonus, 24 months of continued medical coverage, and $50,000 for relocation services.  Mr. Overla would be entitled to a lump sum payment equal to 150% of his base salary, 18 months of continued medical coverage, and $50,000 for relocation services.  Each of Messrs. Borrows, Lester, and Weindel would be entitled to a lump sum payment equal to 100% of his base salary and 12 months of continued medical coverage.  In addition, each of Messrs. Borrows and Overla would be entitled to $50,000 for relocation services.  The aggregate cash payments of Change-in-Control Benefits (which does not include the value of the continued medical coverage) to which Mr. Simone and our Named Executive Officers would be entitled, assuming each officer’s termination in the event of a "change in control" on December 31, 2014, are as follows:  Mr. Simone – $2,012,500; Mr. Borrows – $275,000; Mr. Lester – $260,000; Mr. Overla – $387,500; and Mr. Weindel – $215,000.

    The Management Severance Plan does not provide for a gross-up payment to any of the plan participants to offset any excise taxes that may be imposed on excess parachute payments under Section 4999 of the Internal Revenue Code.  Instead, under the Management Severance Plan, if such excise taxes would be imposed, the executive will either receive all of the benefits to which he is entitled under the agreement, subject to the excise tax, or have his benefits under the agreement reduced to a level at which the excise tax will not apply, depending upon which approach would provide the executive with the greater net after-tax benefit.

    Under certain circumstances in which there is a change in control, certain outstanding unexercisable stock options and unvested restricted stock granted to recipients, including our Named Executive Officers, may become immediately exercisable or subject to immediate vesting, respectively, upon the occurrence of such event, notwithstanding that such stock options or restricted shares may not otherwise have been fully exercisable or fully vested.  Awards granted prior to 2009 do not provide for any acceleration of payment.  Awards granted after January 1, 2009 provide for the payment, or acceleration of payment, of compensation in connection with a change of control.  The Executive Compensation Committee may provide for acceleration of vesting of individual awards in connection with any future awards.

    Generally, and as qualified by the terms of the Incentive Plan and award notices, a change in control occurs if:  (i) any person or group acquires more than 50% of the combined voting power of our outstanding stock; (ii) we consummate a merger or other business combination, a sale of more than 50% of our assets, a liquidation or dissolution, or any combination thereof, except any such transaction where our stockholders own more than 50% of the voting power of the surviving entity or purchaser of our assets or where a majority of the directors who were in office prior to the transaction remain as a majority of the board of directors of the surviving entity; or (iii) within any 24 month period, the individuals who were directors immediately before the beginning of such period no longer constitute at least a majority of the Board or the board of directors of any successor.  The estimated value of stock options and restricted stock that would have vested for our Named Executive Officers as of December 31, 2014, under the acceleration scenarios described above are as follows: Mr. Simone – $2,511,497; Mr. Borrows – $75,033; Mr. Lester – $90,482; Mr. Overla – $74,862; and Mr. Weindel – $340,516.  The value for the accelerated restricted stock was calculated by multiplying the closing price of our stock on December 31, 2014 ($28.40), the last trading day of the fiscal year, by the number of shares of accelerated restricted stock.

Employee Benefits

    Our executive officers are eligible to participate in all of our employee benefit plans, such as our 401(k) plan, employee stock purchase plan, and medical and dental plans, in each case, on the same basis as other employees.  In addition, we also provide to our executive officers, including our Named Executive Officers, premium payments on life insurance policies, under which we are not the beneficiary.

Non-Qualified Deferred Compensation

    We do not offer, and our Named Executive Officers did not participate in, any non-qualified deferred compensation programs during the year ended December 31, 2014.

Pension Benefits

    We do not offer, and our Named Executive Officers did not participate in, any pension plan during the year ended December 31, 2014.

Compensation Paid to our Named Executive Officers

Compensation Paid to Our President and Chief Executive Officer

    Mr. Simone was appointed our President and Chief Executive Officer in February 2013.  Along with our management team, Mr. Simone is responsible for managing the performance of our service offerings and the execution of our improvement plan.

    Pursuant to the employment agreement Mr. Simone entered into with us in connection with his appointment as President and Chief Executive Officer, Mr. Simone’s base salary was set at $460,000 for 2013, prorated to reflect Mr. Simone’s partial year of employment with us in 2013.  Mr. Simone’s base salary remained at $460,000 in 2014.

    As a participant in the 2014 Plan, Mr. Simone was eligible to receive an incremental cash bonus upon the achievement of certain levels of 2014 pretax income.  The Executive Compensation Committee set performance targets ranging from pretax income of $7,525,000 (whereupon Mr. Simone would receive a cash bonus equal to 25% of his annual base salary), to a target of $10,750,000 of pretax income (whereupon Mr. Simone would receive a cash bonus equal to 75% of his annual base salary), to a maximum of $13,975,000 of pretax income (whereupon Mr. Simone would receive a cash bonus equal to 125% of his annual base salary).  The Executive Compensation Committee reviewed the 2014 pretax income targets and our 2014 year-end results and, based upon such review and after adjustment for extraordinary and non-recurring items, determined that the 2014 pretax income targets were achieved at the 125% level.  Accordingly, Mr. Simone earned 125% of his base salary as a cash bonus.

    In addition, under the 2014 Plan, Mr. Simone was eligible to receive an incremental equity bonus in the form of restricted stock based on the achievement of certain levels of 2014 pretax income.  The Executive Compensation Committee set performance targets ranging from pretax income of $7,525,000 or pretax income (whereupon Mr. Simone would receive an equity bonus equal to 10.0% of his base salary), to a target of $10,750,000 of pretax income (whereupon Mr. Simone would receive an equity bonus equal to 20.0% of his base salary), to a maximum of $13,975,000 of pretax income (whereupon Mr. Simone would receive an equity bonus equal to 30.0% of his base salary).  The Executive Compensation Committee reviewed the 2014 pretax income targets and our 2014 year-end results and, based upon such review and after adjustment for extraordinary and non-recurring items, determined that the 2014 pretax income targets were achieved at the 30% level.  Accordingly, Mr. Simone earned 30% of his base salary as an equity bonus, in the form of 4,661 shares of restricted stock.  The number of shares of restricted stock was determined by multiplying 30% by Mr. Simone’s base salary, and dividing that amount by the closing price of our common stock on January 22, 2015, the date on which the Executive Compensation Committee determined the pretax income targets had been achieved.  The shares vest in four equal installments, beginning on January 22, 2016, and through and including January 22, 2019, conditioned on continued employment and certain other forfeiture provisions.

    In connection with the Retention Bonus Plan described above, we paid Mr. Simone $215,000 in April 2014.  We also provide Mr. Simone with medical and dental insurance. We also paid premium payments in the amount of $1,000 on a life insurance policy for Mr. Simone, under which we are not the beneficiary.

Compensation Paid to Our Other Named Executive Officers

    For all Named Executive Officers, other than our President and CEO, the form and amount of compensation was recommended by our independent compensation consultant, CSI, and our President and CEO.  For 2014, the form of compensation paid to our Named Executive Officers was generally consistent with past years, with compensation consisting primarily of base salary and cash and equity bonuses based on the achievement of certain levels of 2014 pretax income.  For each of the Named Executive Officers, the Executive Compensation Committee considered, among other things, the advice and recommendations of CSI, the duties and responsibilities of each Named Executive Officer, and each Named Executive Officer’s role in the execution of our improvement plan.

    In 2014, the base salaries for Messrs. Borrows, Lester, Overla, and Weindel were $225,000, $260,000, $225,000 and $215,000, respectively.  Mr. Borrows’s base salary was prorated for the partial year.

    As a participant in the 2014 Plan, Messrs. Borrows, Lester, Overla, and Weindel were eligible to receive an incremental cash bonus upon the achievement of certain levels of 2014 pretax income.  The Executive Compensation Committee set performance targets ranging from pretax income of $7,525,000 (whereupon each of Messrs. Borrows, Lester, Overla, and Weindel would receive a cash bonus equal to 20% of his respective annual base salary), to a target of $10,750,000 of pretax income (whereupon each of Messrs. Borrows, Lester, Overla, and Weindel would receive a cash bonus equal to 60% of his respective annual base salary), to a maximum of $13,975,000 of pretax income (whereupon each of Messrs. Borrows, Lester, Overla, and Weindel would receive a cash bonus equal to 100% of his respective annual base salary).  The Executive Compensation Committee reviewed the 2014 pretax income targets and our 2014 year-end results and, based upon such review and after adjustment for extraordinary and non-recurring items, determined that the 2014 pretax income targets were achieved at the 100% level.  Accordingly, each of Messrs. Borrows, Lester, Overla, and Weindel earned 100% of his respective base salary as a cash bonus.  Mr. Borrows’s bonus was prorated for the partial year.

    In addition, under the 2014 Plan, Messrs. Overla, Lester, and Weindel were eligible to receive an incremental equity bonus in the form of restricted stock based on the achievement of certain levels of 2014 pretax income.  The Executive Compensation Committee set performance targets ranging from $7,525,000 or pretax income (whereupon each of Messrs. Lester, Overla, and Weindel would receive an equity bonus equal to 10% of his respective base salary), to a target of $10,750,000 of pretax income (whereupon each of Messrs. Lester, Overla, and Weindel would receive an equity bonus equal to 20% of his respective base salary), to a maximum of $13,975,000 of pretax income (whereupon each of Messrs. Lester, Overla, and Weindel would receive an equity bonus equal to 30% of his respective base salary).  The Executive Compensation Committee reviewed the 2014 pretax income targets and our 2014 year-end results and, based upon such review and after adjustment for extraordinary and non-recurring items, determined that the 2014 pretax income targets were achieved at the 30% level.  Accordingly, each of Messrs. Lester, Overla, and Weindel earned 30% of his respective base salary as an equity bonus, in the form of 2,634, 2,280 and 2,178 shares of restricted stock, respectively. The number of shares of restricted stock was determined by multiplying 30% by each of Messrs. Lester’s, Overla’s, and Weindel’s respective base salary, and dividing that amount by the closing price of our common stock on January 22, 2015, the date on which the Executive

Compensation Committee determined the pretax income targets had been achieved.  The shares vest in four equal installments, beginning on January 22, 2016, and through and including January 22, 2019, conditioned on continued employment and certain other forfeiture provisions.  Mr. Borrows did not participate in the equity component of the 2014 Plan.  In connection with his appointment as Executive Vice President and Chief Financial Officer, Mr. Borrows was granted restricted stock equal to 20% of his base salary, or 2,642 shares of restricted stock.  The number of shares of restricted stock was determined by multiplying 20% by Mr. Borrows’s base salary, and dividing that amount by the closing price of our common stock on September 23, 2014, the date on which Mr. Borrows was appointed.  The shares vest in four equal installments, beginning September 23, 2015, and through and including September 23, 2018, conditioned on continued employment and certain other forfeiture provisions.

    In connection with the Retention Bonus Plan described above, in April 2014 we paid $64,998, $56,250, and $53,751 to each of Messrs. Lester, Overla, and Weindel, respectively.  This represented 25% of each of Messrs. Lester’s, Overla’s, and Mr. Weindel’s base salary.  We also provide Messrs. Borrows, Lester, Overla, and Weindel with medical and dental insurance. We also paid premium payments in the amount of $1,000 each on life insurance policies for each of our Named Executive Officers, under which we are not the beneficiary, or made cash payments in lieu thereof to our Named Executive Officers.

    In 2014, Mr. Beckham, who served as our Executive Vice President and Chief Financial Officer through September 30, 2014, received an annualized base salary of $300,000.  Mr. Beckham received this salary through September 30, 2014.  In addition, in connection with his separation from the Company, Mr. Beckham was paid an additional $25,000 for his services in the month of September and was entitled to retain the $75,000 paid to Mr. Beckham in April 2014 in connection with the Retention Bonus Plan.

The Role of Stockholder Say-on-Pay Vote

    At our 2014 Annual Meeting, our stockholders had the opportunity to cast an advisory vote (a "say-on-pay" proposal) on the compensation of our executive officers as disclosed in our proxy statement for that meeting.  Stockholders approved the say-on-pay proposal by the affirmative vote of 90.7% of the votes cast on that proposal.  The Executive Compensation Committee believes this affirms stockholders’ support of our approach to executive compensation, and accordingly the Executive Compensation Committee did not change its philosophy in designing the compensation plan for fiscal 2014. The Executive Compensation Committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for our Named Executive Officers.

    At our 2011 Annual Meeting, our stockholders also had the opportunity to cast an advisory vote (a "say-on-frequency" proposal) on how often we should include a say-on-pay proposal in our proxy statements for future Annual Meetings.  Stockholders had the choice of voting to have the say-on-pay vote every year, every two years or every three years.  The frequency receiving the highest number of votes was every year.  In accordance with this vote, at the current time our Board of Directors has determined it will hold the say-on-pay advisory vote every year.

Accounting and Tax Considerations

    In making its compensation decisions, the Executive Compensation Committee considers, and attempts to comply with, the performance-based compensation exception under Section 162(m) of the Internal Revenue Code.  Under Section 162(m), a limitation is placed on tax deductions of any publicly-held corporation for individual compensation to certain executives exceeding $1,000,000 in any taxable year, unless the compensation is performance-based and meets certain other requirements including stockholder approval and outside director administration.  The Executive Compensation Committee also considers, and attempts to avoid, any additional taxes or interest charges under Section 409A(a)(1)(B) of the Internal Revenue Code.  If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A(a)(2), (3), and (4), then the benefits are taxable in the first year that they are not subject to a substantial risk of forfeiture and are subject to additional tax plus interest under Section 409A(a)(1)(B).

Compensation Decisions with Respect to 2015

    In January 2015, the Executive Compensation Committee approved a Long Term Incentive Plan (the "2015 LTIP") under which participants, including our Named Executive Officers, are eligible to receive certain long-term equity awards. 2015 LTIP participants are eligible to receive equity awards in the form of restricted stock. Under the 2015 LTIP, such awards can be subjected to time-based or performance-based vesting restrictions. On January 22, 2015, 2015 LTIP participants received grants of restricted stock, a portion of which are subject to time-based vesting, in 25% increments over four years beginning on the first anniversary of the grant date, and a portion of which are subject to performance-based vesting upon achievement of certain levels of return on invested capital over the three-year performance period.  Pursuant to the 2015 LTIP, Mr. Simone received 6,350 shares of restricted stock subject to time-based vesting and 6,350 shares of restricted stock subject to performance-based vesting; Mr.

Borrows received 1,700 shares of restricted stock subject to time-based vesting and 1,700 shares of restricted stock subject to performance-based vesting; Mr. Lester received 1,800 shares of restricted stock subject to time-based vesting and 1,800 shares of restricted stock subject to performance-based vesting; Mr. Overla received 1,550 shares of restricted stock subject to time-based vesting and 1,550 shares of restricted stock subject to performance-based vesting; and Mr. Weindel received 1,500 shares of restricted stock subject to time-based vesting and 1,500 shares of restricted stock subject to performance-based vesting.  Shares of restricted stock subject to performance-based vesting will vest at the conclusion of a three-year performance period ending December 31, 2017, subject to achievement of certain levels of return on invested capital, ranging from 50% vesting upon the achievement of return on invested capital of 7% to 200% vesting upon achievement of return on invested capital of 10% or greater.  Failure to achieve at least 7% return on invested capital will result in forfeiture of the performance shares.

    In March 2015, the Executive Compensation Committee approved a Management Bonus Plan (the "2015 Bonus Plan"), consisting of cash incentive awards, for our senior management, including our Named Executive Officers.  The 2015 Bonus Plan is administered by the Executive Compensation Committee, which will make all decisions regarding 2015 Bonus Plan participants and awards.  Under the 2015 Bonus Plan, and consistent with the objectives of the Incentive Plan, 2015 Bonus Plan participants (including our Named Executive Officers) are eligible to receive incremental cash bonuses upon achievement of certain performance targets.  For our Named Executive Officers, other than our President and CEO, one-half of the cash bonus opportunity depends on achievement of consolidated Company goals and one-half of the cash bonus opportunity depends on achievement of departmental or individual goals established by our President and CEO.  Our Named Executive Officers, other than our President and CEO, are eligible to receive cash payouts of between 3.33% and 100% of their respective base salaries under the 2015 Bonus Plan.  For our President and CEO, the cash bonus opportunity under the 2015 Bonus Plan depends on achievement of consolidated Company goals.  Our President and CEO is eligible to receive a cash payout of between 20% and 150% of his base salary under the 2015 Bonus Plan.  Consolidated Company goals for all Named Executive Officers (including our President and CEO), which are each weighted equally, range from a minimum payout percentage at an operating income of $25,556,000, operating ratio of 95.5% and return on invested capital of 3.87%, to a maximum payout percentage at an operating income of $38,334,000, operating ratio of 93.2%, and return on invested capital of 5.80%.

Risks Regarding Compensation

    As required by the SEC rules, the Executive Compensation Committee has assessed the risks that could arise from our compensation policies for all employees, including employees who are not officers, and has concluded that such policies are not reasonably likely to have a materially adverse effect on us.  In making this determination, the Executive Compensation Committee primarily considered the following factors:

•
Our general compensation structure utilizes a combination of short-term (such as base salary and performance-based annual cash bonuses) and long-term (equity awards) elements.  This balanced mix aligns our compensation with the achievement of short- and long-term goals, promotes short- and long-term executive decision-making, and does not encourage or incentivize unreasonable risk-taking by employees in pursuit of short-term benefits.

•
Equity awards are limited by the terms of our Incentive Plan to a fixed maximum and are subject to staggered or long-term vesting schedules, which aligns the interests of our executive officers and employees with those of our stockholders.

•	The Executive Compensation Committee is comprised of only independent directors who review and make compensation decisions based on objective measurements and payment methodologies.

•	Base salaries for our employees are competitive and generally consistent with salaries paid for comparable positions in our industry.

•
Our internal controls over financial reporting, audit practices and corporate codes of ethics and business conduct reinforce the balanced compensation objectives used by our Executive Compensation Committee.

Summary Compensation Table

    The following table sets forth information concerning the total compensation for fiscal year 2014 awarded to, earned by, or paid to our Named Executive Officers who were, at December 31, 2014, (i) our CEO, (ii) our CFO, (iii) our three other most highly compensated executive officers with total compensation exceeding $100,000 for the fiscal year ended December 31, 2014, and (iv) an individual who served as our CFO for a portion of the fiscal year ended December 31, 2014, but was not serving as CFO or as an executive officer as of December 31, 2014.

Name and Principal Position	Year	Salary ($)	Grant Date Fair Value of Stock and Option Awards (1)(2)($)	Options Awards (3)($)	Nonequity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)
John M. Simone (5)	2014	460,008	138,012	--	575,010	216,000	1,389,030
President and Chief Executive	2013	402,507	362,250	207,255	--	51,000	1,023,012
Officer
Michael K. Borrows	2014	57,542	44,993	--	75,000	4,900	182,435
Executive Vice President and
Chief Financial Officer
Jeffrey H. Lester	2014	266,339	77,993	--	259,992	64,998	669,322
Executive Vice President,	2013	106,330	25,998	--	--	--	132,328
Risk Management and Safety
Russell A. Overla	2014	233,654	67,511	--	225,000	57,250	583,415
Executive Vice President,	2013	130,385	22,496	--	--	19,750	172,631
Truckload Operations
Michael R. Weindel, Jr.	2014	219,139	64,491	--	215,004	54,751	553,385
Executive Vice President, SCS	2013	215,004	21,499	--	--	1,000	237,503
	2012	221,085	--	--	--	1,000	222,085
Clifton R. Beckham (6)	2014	270,610	--	--	--	75,000	345,610
Former Executive Vice President	2013	312,500	37,499	--	--	--	349,999
and Chief Financial Officer	2012	383,201	--	--	--	--	383,201

(1)
The amounts included in this column represent the aggregate grant date fair value of the awards granted to each Named Executive Officer in accordance with FASB ASC Topic 718 ("FASB 718").  The value ultimately realized by the recipient may or may not be equal to this determined value.  For a description of these grants, see "Executive Compensation – Compensation Discussion and Analysis."  See "Item 8. Financial Statements and Supplementary Data – Note 9: Equity Compensation and Employee Benefits Plans" in our Form 10-K for the year ended December 31, 2014, for further discussion of our stock plans and the methods used to account for stock plan activity.

(2)
Awards of restricted stock are subject to vesting conditions, which may include continued employment, performance or other criteria.  The amounts set forth have been calculated assuming all increments will vest, and the shares awarded have been valued at the grant date fair value.

(3)
The compensation disclosed in this column for 2014 represents the aggregate grant date fair value computed in accordance with FASB 718. See "Item 8. Financial Statements and Supplementary Data – Note 9: Equity Compensation and Employee Benefits Plans" in our Form 10-K for the year ended December 31, 2014, for further discussion of our stock plans and the methods used to account for stock plan activity.

(4)
See "Executive Compensation – Compensation Discussion and Analysis – Elements – Other Elements of Compensation – Retention Bonus Plan" for a description of payments made to our Named Executive Officers under our Retention Bonus Plan in 2014.

(5)
In February 2013, in connection with his appointment as President and Chief Executive Officer, John M. Simone entered into an employment agreement with us, which provides for (i) an annual base salary of $460,000, (ii) a grant of 75,000 shares of restricted stock, to vest in equal 25% installments over four years, beginning February 18, 2014, conditioned on continued employment and certain other forfeiture provisions and (iii) a grant of non-qualified stock options valued at $75,000 using a Black-Scholes model as determined by the Company with an exercise price of $4.83, which was the closing price of our common stock on February 19, 2013, to vest in equal 25% installments over four years, beginning February 18, 2014, conditioned on continued employment and certain other forfeiture provisions.

(6)
Mr. Beckham, who served as our Executive Vice President and Chief Financial Officer through September 30, 2014, received an annualized base salary of $300,000.  Mr. Beckham received this salary through September 30, 2014.  In addition, in connection with his separation from the Company, Mr. Beckham was paid an additional $25,000 for his services in the month of September and was entitled to retain the $75,000 paid to Mr. Beckham in April 2014 in connection with our Retention Bonus Plan.

Narrative to the Summary Compensation Table

    See "Executive Compensation – Compensation Discussion and Analysis" for a description of our compensation plans pursuant to which the amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such award or payment.

Grants of Plan-Based Awards

    The following table sets forth information regarding the incentive awards granted to our Named Executive Officers during 2014.

Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John M. Simone	2/25/14	115,000	345,000	575,000	3,199	6,398	9,597	--	--	--	138,012
Michael K. Borrows	2/25/14	45,000	135,000	225,000	--	--	--	2,642	--	--	44,993
Jeffrey H. Lester	2/25/14	51,998	155,995	260,000	1,808	3,616	5,424	--	--	--	77,993
Russell A. Overla	2/25/14	45,000	135,000	225,000	1,565	3,129	4,694	--	--	--	67,511
Michael R. Weindel, Jr	2/25/14	43,001	129,002	215,004	1,495	2,990	4,485	--	--	--	64,491
Clifton R. Beckham	--	--	--	--	--	--	--	--	--	--	--

(1)
These columns represent the approximate value of the payout to the Named Executive Officer based upon the attainment of specified levels of 2014 pretax income that were established by the Executive Compensation Committee in February 2014.  The bonus threshold, target, and maximum set forth above are based upon the Named Executive Officer's 2014 base salary.  See "Executive Compensation – Compensation Discussion and Analysis" for additional detail with respect to the performance targets.

(2)
These columns represents the potential number of shares to be awarded to the Named Executive Officer based upon the attainment of specified levels of 2014 pretax income as discussed in more detail in "Executive Compensation – Compensation Discussion and Analysis."  The number of shares was calculated by multiplying the applicable percentage by the employee’s base salary, and that amount was divided by the closing price of our common stock on February 25, 2014, the date of the grant.

(3)
The amounts included in this column represent the aggregate grant date fair value of the awards granted to each Named Executive Officer in accordance with FASB 718.  The value ultimately realized by the recipient may or may not be equal to this determined value.  For a description of these grants, see "Executive Compensation – Compensation Discussion and Analysis."  See "Item 8. Financial Statements and Supplementary Data – Note 9: Equity Compensation and Employee Benefits Plans" in our Form 10-K for the year ended December 31, 2014, for further discussion of our stock plans and the methods used to account for stock plan activity.

Narrative to Grants of Plan-Based Awards

    See "Executive Compensation – Compensation Discussion and Analysis" for a complete description of the performance targets for payment of incentive awards.

Outstanding Equity Awards at Fiscal Year-End

    The following table sets forth information concerning outstanding exercisable and unexercisable option awards as of December 31, 2014.  The following table also sets forth information concerning outstanding stock awards as of December 31, 2014 that had been granted but that had not yet vested and had not yet been earned.  For this purpose, an "unearned" award is one for which it has not yet been determined whether the applicable performance goals will be met.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)

John M. Simone	10,727 (2)	--	4.83	02/18/2023
		10,727 (3)	4.83	02/18/2023
		10,727 (4)	4.83	02/18/2023
		10,729 (5)	4.83	02/18/2023
					56,250 (8)	1,597,500
Michael K. Borrows					2,642 (9)	75,033
Jeffrey H. Lester					3,186 (10)	90,482
Russell A. Overla					2,636 (11)	74,862
Michael R. Weindel, Jr	209 (6)		18.58	08/01/2015
	208 (7)		18.58	08/01/2016
					8,752 (12)	248,557
					3,238 (13)	91,959
Clifton R. Beckham (14)

(1)
The market value of shares of unvested, unearned restricted stock is equal to the product of the closing price of our common stock at the most recent fiscal year end and the number of unvested, unearned shares.  The closing price of our common stock was $28.40 on December 31, 2014.

(2)	Options had a vesting date of 02/18/14.

(3)	Options have a vesting date of 02/18/15.

(4)	Options have a vesting date of 02/18/16.

(5)	Options have a vesting date of 02/18/17.

(6)	Options had a vesting date of 08/01/12.

(7)	Options had a vesting date of 08/01/13.

(8)
The restricted stock shown in this table is based upon the grant of restricted stock Mr. Simone on February 18, 2013 in connection with his appointment as President and CEO.  His restricted shares of common stock will vest in annual increments of one-fourth beginning February 18, 2014 and continuing through and including February 18, 2017.

(9)
The restricted stock shown in this table is based upon the grant of restricted stock Mr. Borrows on September 23, 2014 in connection with his appointment as Executive Vice President and Chief Financial Officer.  His restricted shares of common stock will vest in annual increments of one-fourth beginning September 23, 2015 and continuing through and including September 23, 2018.

(10)
The restricted stock shown in this table is based upon the grant of restricted stock Mr. Lester on August 5, 2013 in connection with his appointment as Executive Vice President, Risk Management and Safety.  His restricted shares of common stock will vest in annual increments of one-fourth beginning August 5, 2014 and continuing through and including August 5, 2017.

(11)
The restricted stock shown in this table is based upon the grant of restricted stock Mr. Overla on June 4, 2013 in connection with his appointment as Executive Vice President, Truckload Operations.  His restricted shares of common stock will vest in annual increments of one-fourth beginning June 4, 2014 and continuing through and including June 4, 2017.

(12)
The restricted stock shown in this table is based upon the award of a total of 200,000 shares of restricted stock to certain officers of the Company, including Mr. Weindel, on July 16, 2008.  Each participating officer’s restricted shares of common stock will vest in varying amounts over the ten year period beginning April 1, 2011, subject to the Company’s attainment of retained earnings growth.  Increments that were set to vest on April 1, 2015, 2016, and 2017 were deemed forfeited during 2013 due to the Company not meeting the specified performance criteria.  These shares will remain outstanding until their scheduled vesting date of April 1, 2015, 2016, and 2017, at which time their forfeiture will become effective.  The number of shares deemed forfeit for Mr. Weindel for these three increments was 6,564.  Because it was conclusively determined prior to December 31, 2014 that such increments would be forfeited, the shares covered by such increments of this award did not represent potentially realizable compensation to Mr. Weindel at year end, and such shares are not included in this table.

(13)
The restricted stock shown in this table is based upon the grant of restricted stock to certain officers of the Company, including Mr. Weindel, on February 1, 2013.  Each participating employee’s restricted shares of common stock will vest in annual increments of one-fourth beginning February 1, 2014 and continuing through and including February 1, 2017.

(14)
Mr. Beckham resigned his position as Executive Vice President and Chief Financial Officer, effective September 30, 2014.  At December 31, 2014, all outstanding equity awards previously granted to Mr. Beckham had been forfeited.

Options Exercised and Stock Vested

The following table sets forth information regarding the values realized by our Named Executive Officers upon the exercising of stock options and vesting of restricted stock during fiscal year 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1)($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2)($)
John M. Simone	--	--	18,750	256,500
Michael K. Borrows	--	--	--	--
Jeffrey H. Lester	--	--	1,062	19,477
Russell A. Overla	--	--	879	15,664
Michael R. Weindel, Jr.	11,247	65,374	1,501	22,641
Clifton R. Beckham	14,087	38,020	2,449	36,424

(1)	Determined by multiplying the number of shares acquired on exercise by the difference between the closing price of our common stock on the date of exercise and the exercise price.

(2)	Determined by multiplying the number of shares acquired upon vesting by the closing price on the date of vesting.

Director Compensation

    The following table sets forth information concerning compensation for the last fiscal year for our nonemployee directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Total ($)
Robert A. Peiser	60,750	59,984 (2)	120,734
Terry A. Elliott (3)	47,552	24,997 (4)	72,549
William H. Hanna	51,500	24,997 (4)	76,497
Richard B. Beauchamp	50,500	24,997 (4)	75,497
James D. Simpson, III	32,000	24,997 (4)	56,997
Robert E. Creager	45,250	24,997 (4)	70,247
Vadim Perelman	21,000	--	21,000
Thomas M. Glaser	17,500	--	17,500
Alexander D. Greene	18,500	34,994 (5)	53,494
Gary R. Enzor	2,448	34,986 (6)	37,434

(1)	Represents fees earned based on meetings held during 2014.

(2)	Mr. Peiser was granted 3,705 shares of restricted stock May 23, 2014, which will vest on the date of the 2015 Annual Meeting.

(3)	Effective September 18, 2014, Mr. Elliott retired as a member of the Board of Directors and all committees thereof.

(4)	Messrs. Elliott, Hanna, Beauchamp, Simpson, and Creager were each granted 1,544 shares of restricted stock on May 23, 2014, which will vest on the date of the 2015 Annual Meeting.

(5)	Mr. Greene was granted 2,078 shares of restricted stock on May 29, 2014, which will vest on the date of the 2015 Annual Meeting.

(6)	Mr. Enzor was granted 2,020 shares of restricted stock on September 18, 2014, which will vest on the date of the 2015 Annual Meeting.

Narrative to Director Compensation

    From January 1, 2014, to July 29, 2014, each nonemployee, non-chair director was paid an annual cash retainer of $25,000, and a $25,000 equity retainer consisting of restricted shares of our common stock.  The Chairman was paid an annual cash retainer of $45,000, and a $60,000 annual equity retainer consisting of restricted shares of our common stock.  All shares granted shall vest on the date of the 2015 Annual Meeting.  The equity awards to all nonemployee directors are determined based on the closing price of our common stock on the date of the grant, May 23, 2014, and are subject to certain acceleration and forfeiture provisions.  Nonemployee directors did not receive per-meeting fees for attending Board meetings, but did receive fees for attending committee meetings.

    From January 1, 2014, to July 29, 2014, the Chairman of the Audit Committee was paid an annual cash retainer of $7,500, in addition to a $5,000 cash annual retainer paid to all members of the Audit Committee.  Audit Committee members were also paid a fee of $500 per Audit Committee meeting attended in person and $250 per meeting attended via teleconference.  The Chairman of the Executive Compensation Committee was paid an annual cash retainer of $2,000, in addition to a $1,000 annual cash retainer paid to all members of the Executive Compensation Committee.  Executive Compensation Committee members were also paid a fee of $500 per Executive Compensation Committee meeting attended in person and $250 per meeting attended via teleconference.  The Chairman of the Nominating and Corporate Governance Committee was paid an annual cash retainer of $2,000, in addition to a $2,000 annual cash retained paid to all members of the Nominating and Corporate Governance Committee.  No members of the Nominating and Corporate Governance Committee were paid a fee for attending meetings of the Nominating and Corporate Governance Committee.

    Effective July 29, 2014, the annual cash retainers for our nonemployee, non-chair directors was increased to $35,000.  The annual cash retainer for our Chairman was increased to $55,000.  The annual cash retainers for the Chairmen of the Executive Compensation Committee and Nominating and Corporate Governance Committee were increased to $5,000 each.  All other cash compensation arrangements remained unchanged.

    See "Corporate Governance – The Board of Directors and its Committees – Additional Corporate Governance Policies" for a description of our stock ownership policy.

    Directors who are our employees do not receive compensation for Board or committee service.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to each of our current directors (including the three nominees for election at the Annual Meeting), each Named Executive Officer, and all current directors and executive officers as a group, including the beneficial ownership of our common stock as of March 13, 2015 for each individual and the group.  The table also lists the name, address and share ownership information for all stockholders known to us to own, directly or indirectly, more than 5% of the outstanding shares of common stock, our only class of voting securities, as of March 13, 2015.  Each person named in the table, unless otherwise indicated, has sole voting and investment power with respect to the shares indicated as being beneficially owned by him or it.

	Common Stock Beneficially Owned
Name and (if applicable) Address	Number of Shares*		Percent of Class
Directors:
John M. Simone	83,495	(1)	**
James D. Simpson, III	10,557	(1)	**
William H. Hanna	50,044	(1)(2)	**
Richard B. Beauchamp	10,710	(1)	**
Robert A. Peiser	43,438	(3)	**
Robert E. Creager	9,158	(1)	**
Vadim Perelman	--	(1)	**
Thomas M. Glaser	--	(1)	**
Alexander D. Greene	2,078	(1)	**
Gary R. Enzor	2,020	(1)	**

Named Executive Officers (Excluding Persons Named Above):
Michael K. Borrows	6,042	(1)	**
Jeffrey H. Lester	10,482	(1)	**
Russell A. Overla	9,060	(1)	**
Michael R. Weindel	39,348	(4)	**
Clifton R. Beckham	3,894	(5)	**
All Current Directors and Executive Officers as a Group (15 Persons)	283,365	(6)	2.7%

Beneficial Owners of More Than 5% of Outstanding Common Stock (Excluding Persons Named Above):
Stone House Capital Management, LLC, SH Capital Partners, L.P., and Mark Cohen	1,550,000	(7)	14.6%
950 Third Avenue, 17th Floor, New York, New York 10022
Baker Street Capital L.P., Baker Street Capital Management, LLC, Baker Street Capital GP, LLC, and Vadim Perelman	1,400,000	(8)	13.2%
12400 Wilshire Blvd. Suite 940, Los Angeles, California 90025
Dimensional Fund Advisors LP	845,021	(9)	8.0%
Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746
Knight Transportation, Inc., and Knight Capital Growth LLC	839,101	(10)	7.9%
5601 West Buckeye Road, Phoenix, Arizona 85043
James B. Speed	720,063	(11)	6.8%
2323 So. 40th Street, Fort Smith, Arkansas 72903

*	All fractional shares (which were acquired through participation in our Employee Stock Purchase Plan) have been rounded down to the nearest whole share.

**	The amount represents less than 1% of the outstanding shares of common stock.

(1)	The beneficial owner has no shares under options that are presently exercisable or that are exercisable within 60 days following March 13, 2015.

(2)
Mr. Hanna has voting and dispositive power with respect to 50,044 shares that he beneficially owns.  Of those 50,044 shares (a) 12,300 shares are held of record by Hanna Family Investments LP, (b) 21,000 shares are held of record by Hanna Oil and Gas Company, (c) 10,000 shares are held of record in a revocable trust of which he is trustee, (d) 5,200 shares are held of record in an irrevocable trust of which he is trustee, and (e) 1,544 shares are held of record by Mr. Hanna himself.

(3)
Mr. Peiser has voting and dispositive power with respect to 43,438 shares that he beneficially owns.  Of those 43,438 shares (a) 12,197 shares are held of record in a revocable trust of which he is trustee, (b) 25,511 shares are held of record by Mr. Peiser himself, and (c) 5,730 shares are those Mr. Peiser has the right to acquire pursuant to options presently exercisable or exercisable within 60 days following March 13, 2015.

(4)	The amount shown includes 417 shares of common stock Mr. Weindel has the right to acquire pursuant to options presently exercisable or exercisable within 60 days following March 13, 2015.

(5)	Effective September 30, 2014, Mr. Beckham resigned his position as Executive Vice President and Chief Financial Officer, upon which Mr. Beckham forfeited all unvested restricted stock.

(6)
This information is based solely on a report on Schedule 13D filed with the SEC on February 26, 2015, by Stone House Capital Management, LLC, SH Capital Partners, L.P., Mark Cohen, Baker Street Capital L.P., Baker Street Capital Management, LLC, Baker Street Capital GP, LLC, and Vadim Perelman.  Stone House Capital Management, LLC has sole voting power with respect to no shares, shared voting power with respect to 1,550,000 shares, sole dispositive power with respect to no shares and shared dispositive power with respect to 1,550,000 shares.  SH Capital Partners, L.P., has sole voting power with respect to 1,550,000 shares, shared voting power with respect to no shares, sole dispositive with respect to 1,550,000 shares and shared dispositive power with respect to no shares.  Mark Cohen has sole voting power with respect to no shares, shared voting power with respect to 1,550,000 shares, sole dispositive power with respect to no shares and shared dispositive power with respect to 1,550,000 shares.  Information is as of February 25, 2015

(7)
This information is based solely on a report on Schedule 13D filed with the SEC on February 26, 2015, by Baker Street Capital L.P., Baker Street Capital Management, LLC, Baker Street Capital GP, LLC, Vadim Perelman, Stone House Capital Management, LLC, SH Capital Partners, L.P., and Mark Cohen.  Baker Street Capital L.P., has sole voting power with respect to 1,400,000 shares, shared voting power with respect to no shares, sole dispositive power with respect to 1,400,000 shares and shared dispositive power with respect to no shares.  Baker Street Capital Management, LLC has sole voting power with respect to 1,400,000 shares, shared voting power with respect to no shares, sole dispositive with respect to 1,400,000 and shared dispositive power with respect to no shares.  Baker Street Capital GP, LLC, has sole voting power with respect to 1,400,000 shares, shared voting power with respect to no shares, sole dispositive power with respect to 1,400,000 shares, and shared dispositive power with respect to no shares.  Vadim Perelman has sole voting power with respect to 1,400,000 shares, shared voting power with respect to no shares, sole dispositive power with respect to 1,400,000 shares and shared dispositive power with respect to no shares.  Information is as of February 25, 2015.

(8)
This information is based solely on a report on Schedule 13G/A filed with the SEC on February 5, 2015, which indicates that Dimensional Fund Advisors LP, an investment advisor, has sole voting power with respect to 818,514 shares, shared voting power with respect to no shares, sole dispositive power with respect to all 845,021 shares and shared dispositive power with respect to no shares.  Information is as of December 31, 2014.

(9)
This information is based solely on a report on Schedule 13D/A filed with the SEC on March 6, 2015. Knight Transportation, Inc. and Knight Capital Growth LLC, have sole voting power with respect to no shares, shared voting power with respect to 839,101 shares, sole dispositive power with respect to no shares and shared dispositive power with respect to 839,101 shares.  Information is as of March 4, 2015.

(10)
With respect to the shares owned directly by Mr. Speed, this information is based on information provided by Mr. Speed’s brokers.  With respect to the shares owned by Mr. Speed’s wife and shares held for the benefit of his daughter, the information is based solely on a Schedule 13G/A filed with the SEC on March 4, 2013.  Mr. Speed has sole voting and dispositive power with respect to all 720,063 shares and shared voting and dispositive power with respect to no shares.  The amount shown does not include (a) 66,823 shares of common stock held by Mr. Speed’s wife (of which Mr. Speed disclaims beneficial ownership) and (b) 17,669 shares of common stock held in a trust (of which Mr. Speed’s wife is trustee) for the benefit of his daughter (of which Mr. Speed disclaims beneficial ownership).  Information is as of December 31, 2012.

CERTAIN TRANSACTIONS

    We have a long-standing written policy of not making loans to our officers, directors or affiliates. Our policy further prohibits entering into leases, equipment purchase agreements or other contracts with our officers, directors or affiliates unless the Board, and the disinterested members of the Board, so approve upon the Audit Committee’s recommendation, after the Audit Committee has determined that the transaction is reasonable, in the best interest of USA Truck and on terms no less favorable than could be obtained from an unrelated third party.  Since January 1, 2014, there were no transactions involving a "related person," as that term is defined in Instruction 1 to Item 404(a) of Regulation S-K, identified in the responses to the annual questionnaire sent to each of our directors and executive officers, or otherwise known to the Audit Committee or to us.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    The independent registered public accounting firm we utilized during fiscal years 2014 and 2013 was Grant Thornton LLP.  Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions.  The representatives of Grant Thornton LLP will have the opportunity to make a statement at the Annual Meeting if they choose to do so.

Principal Accounting Fees and Services

    The following table presents fees for professional services rendered by our principal accountant, Grant Thornton LLP, for the years ended December 31, 2014 and 2013 for the audit of our consolidated financial statements and fees billed for other services rendered.

	2014	2013
Audit Fees (a)	$382,200	$240,000

Other Fees:
Audit-Related Fees (b)	--	--
Tax Fees (c)	--	--
All Other Fees (d)	--	--

(a)
Fees and expenses for (i) the integrated audit of the consolidated financial statements included in our Annual Reports on Form 10-K and internal control over financial reporting for 2014; (ii) the reviews of the interim consolidated financial information included in our Quarterly Reports on Form 10-Q; (iii) consultations concerning financial accounting and reporting; and (iv) reviews of documents filed with the SEC and provision of related consents.

(b)	Fees and expenses paid to our principal accountant for services reasonably related to the performance of the audit or review of our financial statements that are not reported under "audit fees."

(c)	Fees and expenses paid to our principal accountant for (i) tax compliance; (ii) tax planning; and (iii) tax advice.

(d)	Fees and expenses paid to our principal accountant for services other than audit fees, audit-related fees, and tax fees.

    The Audit Committee selects the firm that performs the integrated audit of our consolidated financial statements and internal control over financial reporting, determines the compensation of that firm and pre-approves all services of any type that firm renders to us.  The Audit Committee has been informed of the types of services Grant Thornton LLP rendered to us and has determined that, in providing those services, Grant Thornton LLP has maintained its independence as to us.  The Audit Committee has a written policy for the pre-approval of the audit and non-audit services performed by our independent registered public accounting firm in order to assure that the provision of such services does not impair their independence.  The Audit Committee pre-approves the engagement terms and fees of annual audit services, and any changes in such terms and fees resulting from changes in audit scope, our structure or other matters.  The Audit Committee may also grant pre-approval for other audit services, audit-related services (which include assurance and related services that are reasonably related to the audit or review of our consolidated financial statements and that are traditionally performed by the independent auditor) and tax services.  Each pre-approval, unless earlier withdrawn or modified by the Audit Committee, has a term of twelve months, unless the Audit Committee specifically provides for a different period.  The pre-approval policy also contains a non-exclusive list of prohibited non-audit services that may not be performed by our independent registered public accounting firm, and provides that permissible non-audit services classified as "all other services" must be separately pre-approved by the Audit Committee.  The Audit Committee did not approve any services pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated under the Exchange Act, which permits the waiver of the pre-approval requirements in certain circumstances.

STOCKHOLDER PROPOSALS

    Under SEC rules and regulations, stockholder proposals intended to be presented at the 2016 Annual Meeting must be received by the Company no later than December 12, 2015 to be eligible for inclusion in our proxy statement and form of proxy for next year’s meeting.  However, if the date of the 2016 Annual Meeting is more than thirty days before or after May 7, 2016, then the deadline for submitting any such stockholder proposal for inclusion in the proxy materials relating to the 2016 Annual Meeting shall be a reasonable time before we begin to print or mail such proxy materials.

    If, pursuant to our bylaws, any stockholder intends to present a proposal at the 2016 Annual Meeting without inclusion of such proposal in our proxy materials, we must receive notice of such proposal no earlier than January 8, 2016 and no later than February 7, 2016. Any notice received prior to January 8, 2016 or after February 7, 2016 is untimely.  However, if the date of the 2016 Annual Meeting is more than twenty-five days before or after May 7, 2016, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the first day on which the notice of the date of the 2016 Annual Meeting was mailed or public disclosure of the date of the annual meeting otherwise was made, whichever occurs first.

    Proposals must concern a matter that may be properly considered and acted upon at the Annual Meeting in accordance with applicable laws and regulations and our bylaws, committee charters and policies, and must otherwise comply with Rule 14a-8 of the Exchange Act and we reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these requirements. Proposals should be addressed to USA Truck, Inc., Attention: Corporate Secretary, 3200 Industrial Park Road, Van Buren, Arkansas 72956.

    STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors
David F. Marano
Secretary

April 10, 2015

    Upon written request of any stockholder, we will furnish, without charge, a copy of our 2014 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto.  The written request should be sent to David F. Marano, Secretary, at our executive offices, 3200 Industrial Park Road, Van Buren, Arkansas 72956.  The written request must state that as of March 13, 2015, the person making the request was a beneficial owner of shares of our common stock.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone - QUICK         EASY
IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail

REVOCABLE PROXY USA TRUCK, INC.
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 6, 2015.

INTERNET/MOBILE – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PHONE – 1 (866) 894-0537 Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares

PLEASE SIGN, DATE AND RETURN THIS PROXY AS SOON AS POSSIBLE.	MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided

Detach card, sign, date and mail in postage paid envelope provided.
PROXY	Please mark your votes like this	☒

1. Election of three (3) Class II directors for a term of office expiring at the 2018 Annual Meeting of Stockholders		WITHHOLD	FOR ALL	This Proxy, when properly executed, will be voted in the manner directed herein by the stockholder of record. If no direction is made, this Proxy will be voted FOR all Proposals.
	FOR ALL	ALL	EXCEPT
(01) Gary R. Enzor	☐	☐	☐	The stockholder acknowledges receipt of the Notice and Proxy Statement for the 2015 Annual Meeting of Stockholders and the annual report to stockholders for the year ended December 31, 2014.
(02) Vadim Perelman
(03) Thomas M. Glaser

INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED STOCKHOLDER WITH RESPECT TO ANY MATTER TO BE VOTED UPON. IF NO SPECIFICATION IS MADE, THE PROXIES WILL VOTE THESE SHARES FOR THE ELECTION OF THE NAMED NOMINEES AND FOR THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION. THE PROXIES WILL VOTE IN THEIR SOLE DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

	FOR	AGAINST	ABSTAIN
2. Advisory approval of the Company’s Executive Compensation	☐	☐	☐
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:
Please be sure to date and sign this proxy card below.
Signature	Signature, if held jointly	Date _______, 2015.
(Please sign exactly as name(s) appear(s) at above. If stock is in the name of two or more persons, each should sign. Persons signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such. If a corporation, please sign in full corporate name, by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

Important Notice Regarding the Internet Availability of Proxy
Materials for the Annual Meeting of Stockholders

ON-LINE ANNUAL MEETING MATERIALS:
http://www.cstproxy.com/usa-truck/2015

Detach card, sign, date and mail in postage paid envelope provided.

REVOCABLE PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SECRETARY

USA TRUCK, INC.

3200 Industrial Park Road, Van Buren, Arkansas 72956

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 7, 2015.  THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS ONE AND TWO.

    The stockholder of record hereby appoints ROBERT A. PEISER and JOHN M. SIMONE, and either of them, with full power of substitution, as Proxies for the stockholder, to attend the Annual Meeting of the Stockholders of USA Truck, Inc. (the “Company”), to be held on May 7, 2015, at 10:00 a.m., Central Time, and any adjournments thereof, and to vote all shares of the common stock of the Company that the stockholder is entitled to vote upon each of the matters referred to in this Proxy and, at their discretion, upon such other matters as may properly come before this meeting.

(Continued and to be marked, dated and signed, on the other side)